Exhibit 10.1

Execution Version

PURCHASE AGREEMENT

by and between

LIBERTY METALS & MINING HOLDINGS, LLC

and

SUNSHINE SILVER MINES CORPORATION

As of February 8, 2011

i

Exhibits

Exhibit A	Form of Stockholders Agreement

ii

PURCHASE AGREEMENT

This PURCHASE AGREEMENT, dated as of February 8, 2011 (this “Agreement”), is entered into by and between LIBERTY METALS & MINING HOLDINGS, LLC, a Delaware limited liability company (“Investor”), and SUNSHINE SILVER MINES CORPORATION, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, prior to the Closing, the Merger shall have been consummated;

WHEREAS, immediately following the consummation of the Merger, Silver Opportunity Partners, LLC, a Delaware limited liability company (“SOP”), and Los Gatos Ltd., a Bermuda company (“Los Gatos”), will be wholly-owned Subsidiaries of the Company;

WHEREAS, the parties have agreed that, as of the date hereof, the fair market value of SOP is approximately $276,500,000.00 and the fair market value of Los Gatos is approximately $375,000,000.00; and

WHEREAS, upon the terms and conditions set forth in this Agreement, Investor desires to purchase from the Company, and the Company desires to sell to Investor, 8,318,264 shares of Company Common Stock (the “Shares”), which will represent, as of the Closing and subject to Section 5.06, approximately 15% of the Company Common Stock that will be issued and outstanding on a fully-diluted basis as of the Closing.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS AND OTHER MATTERS

Section 1.01. Certain Definitions. As used in this Agreement and the Disclosure Schedule hereto, the following terms have the respective meanings set forth below.

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person. For purposes of this definition, the term “Control” (including its correlative meanings, the terms “Controlling”, “Controlled by” and “under common Control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

“Basket Amount” means $1,000,000.00.

“Business” means the businesses of the Company and its Subsidiaries.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized or required by Law or action of a Governmental Authority to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Breach” means the failure of any representation or warranty contained in this Agreement and made by the Company (other than those representations or warranties contained in Sections 3.01, 3.04, 3.10(a), 3.10(b), 3.10(c), 3.10(d), 3.10(e), 3.10(h), 3.14 and 3.15) to be true and correct when made or deemed made.

“Company Exception Breach” means the failure of any representation or warranty contained in Sections 3.01, 3.04, 3.14 or 3.15 to be true and correct when made or deemed made.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Indemnitees” means, collectively, the Company, its Affiliates and its and their respective stockholders (other than Investor and any of its Affiliates), members, partners, officers, directors, employees and agents.

“Company Material Adverse Effect” means any event, circumstance, change or effect (a) that is materially adverse to the prospects of the Business of the Company and its Subsidiaries after giving effect to the Merger, taken as a whole, but not including any such event, circumstance, change or effect resulting from, arising in connection with or attributable to (i) changes or conditions affecting the industries in which the Company and its Subsidiaries operate generally or affecting the economy, credit or financial or capital markets in the United States or elsewhere in the world, including changes in mineral or commodity prices or interest or exchange rates or (ii) changes in economic, regulatory or political conditions generally, in each case, other than those that affect the Company and its Subsidiaries in a materially disproportionate manner relative to other for profit participants in the industries and the geographic markets in which the Company and its Subsidiaries conduct the Business after taking into account the size of the Company and its Subsidiaries relative to such other for profit participants or (b) that prevents or materially delays the ability of the Company and its Subsidiaries to consummate the Transactions. The foregoing notwithstanding, no event, circumstance, change or effect arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been a Company Material Adverse Effect: (A) the announcement or performance of this Agreement and the Transactions (including compliance with the covenants set forth herein, any action taken or omitted to be taken by the Company and its Subsidiaries at the request or with the prior written consent of Investor), including, to the extent arising therefrom, any termination of, reduction in or negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, advertisers, regulators, partners or employees of the Company, its Subsidiaries or the Business, (B) litigation arising from or related to the Transactions or entering into of this Agreement, (C) acts of war (whether or not declared), terrorism, natural disasters or weather or climatic-related conditions (or any other force majeure event, whether or not weather-related), or the escalation or worsening of any such acts, developments or conditions, (D) any change resulting or arising from the identity of, or any facts or circumstances relating to, Investor or its Affiliates, (E) changes or prospective changes in any Laws or applicable accounting regulations or principles or the interpretations or enforcement thereof, or (F) the fact, in and of itself (and not the underlying causes thereof unless otherwise excluded) that the Company or its Subsidiaries failed to meet any internal or external projections, forecasts, or predictions or estimates (I) of revenue, earnings, cash flow or cash position for any period or (II) with respect to any mineral endowment of the properties of the Company and its Subsidiaries.

“Company Title Breach” means the failure of any representation or warranty contained in Sections 3.10(a), (b), (c), (d), (e) and (h) to be true and correct when made or deemed made.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of October 21, 2010, between Investor and Precious Metals Opportunities Inc.

“Contract” means any mortgage, indenture, lease, contract, agreement, instrument, bond or note.

“Core Idaho Properties” means the Owned Real Property, the Mineral Interests, the Leased Real Property and the Unpatented Claims located in the State of Idaho owned, leased or otherwise held by SOP and listed on Section 3.10(j) of the Disclosure Schedule.

“Damages” means any and all damages, losses, Liabilities, costs, fines, penalties, expenses (including reasonable out-of-pocket legal and accounting fees), assessments, settlements and judgments, whether incurred in connection with any Legal Proceeding or otherwise (including Property Damages), but Damages shall not include (and in no event shall any Indemnifying Party have any liability under this Agreement for) any remote, indirect, consequential, special, speculative, exemplary or punitive damages, damages for lost profits, or any theory of loss based on a multiple of any type of gain, earnings or related measures or diminution of value (other than with respect to a diminution in value solely for purposes of determining Property Damages).

“Debt” means, with respect to any Person at any time, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services, except (i) trade accounts payable that arise in the ordinary course of business consistent with past practice and (ii) obligations relating to employee benefits or any other compensatory arrangements in favor of any employee; (d) all obligations of such Person as lessee under capital leases other than capital leases relating to equipment entered into in the ordinary course of business consistent with past practice; (e) all obligations of such Person, which such Person is required to, or may, at the option of any other Person, become obligated to, redeem, repurchase or retire; (f) all Debt of others secured by a Lien on any asset of such Person; and (g) all Debt of others guaranteed by such Person.

“Disclosure Schedule” means the disclosure schedule that the Company has delivered to Investor on the date hereof.

“Employee Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), each employment, severance or similar Contract, plan, arrangement or policy and each other plan, policy, arrangement or practice (written or oral) providing for compensation, bonuses, stock option or other stock related rights or other forms of incentive or deferred compensation, severance, vacation, workers’ compensation, health, life, disability, AD&D, sick leave or medical benefits, insurance (including any self-insured arrangements), or post-employment welfare, retirement or pension benefits, which (a) is maintained or sponsored by the Company or its Subsidiaries and (b) covers any current or former employee, director or consultant of the Company or its Subsidiaries or with respect to which the Company or its Subsidiaries has any current liability or may have any potential liability prior to or immediately following the consummation of the Transactions.

“Environmental Claims” means any and all actions, suits, demands, demand letters, notices of noncompliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements or claims relating to any Environmental Law or any Hazardous Substances.

“Environmental Laws” means any Law as in effect on or prior to the Closing Date relating to pollution, contamination, Hazardous Substances or protection of the environment, including, to the extent applicable, the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act, the Emergency Planning and Community Right to Know Act, the Atomic Energy Act, the Oil Pollution Act, the Mine Safety and Health Act, the General Law on Ecological Balance and Environmental Protection and the Federal Law of Waters and Federal Law on Metrology and Standards, each as amended; and any corresponding or analogous foreign, territorial, tribal, state or local Laws which are applicable to the Company, any of its Subsidiaries or the Real Property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to all or any portion of the Idaho Properties, the amount of money that would be paid therefor as of the Closing to the Company, if under no compulsion to sell, by a willing buyer unaffiliated with the Company, under no compulsion to buy, where such buyer intended to use such Idaho Properties for mineral exploration, development and mining.

“FTC” means the United States Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any U.S. federal, state or local or any tribal or foreign court, governmental department, commission, authority, board, bureau, agency or other instrumentality.

“Hazardous Substances” means any substance, whether solid, liquid or gaseous, that, whether by its nature or its use or any other cause, is regulated or from which liability or Environmental Claims might arise under any applicable Environmental Law or which causes or poses a threat to cause contamination or a nuisance on property or a hazard to the environment or to the health, safety and welfare of Persons, including any (a) dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “toxic substance,” “toxic pollutant” or words of similar meaning or import found in any applicable Environmental Law; (b) petroleum hydrocarbons, petrochemical or petroleum products, natural gas, crude oil or any fraction or derivative thereof; and (c) asbestos-containing materials, polychlorinated biphenyls, explosive or radioactive materials, urea formaldehyde foam or radon gas.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Idaho Properties” means the Core Idaho Properties and the Non-Core Idaho Properties.

“Investor Breach” means the failure of any representation or warranty contained in this Agreement and made by Investor (other than those representations or warranties contained in Sections 4.01, 4.05 and 4.06 of this Agreement) to be true and correct when made or deemed made.

“Investor Exception Breach” means the failure of any representation or warranty contained in Sections 4.01, 4.05 or 4.06 of this Agreement to be true and correct when made or deemed made.

“Investor Indemnitees” means, collectively, Investor, its Affiliates, and its stockholders, members, partners, officers, directors and employees.

“IRS” means the Internal Revenue Service.

“knowledge” means, (a) with respect to the Company, the actual knowledge of each of the Persons set forth on Section 1.01-1 of the Disclosure Schedule, and (b) with respect to Investor, the actual knowledge of the executive officers of Investor. “Know”, “knows” and correlative terms will be read to have similar meanings.

“Law” means any law (including common law), statute, code, ordinance, rule, regulation, injunction, registration, permit, order, license, authorization, decree, judgment or other directive of any Governmental Authority.

“Legal Proceeding” means any private or governmental action, suit, complaint, arbitration, legal or administrative proceeding or investigation.

“Liabilities” means any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, and whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means any lien, mortgage, pledge, security interest, encumbrance or other similar security arrangement which grants to any Person any security interest, including any restriction on the transfer of any asset, any right of first offer, right of first refusal, right of first negotiation or any similar right in favor of any Person, any restriction on the receipt of any income derived from any asset and any limitation or restriction on the right to own, vote, sell or otherwise dispose of any security, but excluding any such restrictions, limitations and other encumbrances for Taxes not yet due and payable; provided, however, that any restrictions, limitations or other encumbrances agreed to in writing between Investor (or any of its Affiliates) and the Company (or any of its Affiliates) will not constitute a Lien with respect to the Shares.

“List” means the United States Environmental Protection Agency’s (EPA) National Priorities List (NPL) of Hazardous Substance Sites or CERCLA Information System (CERCLIS), Leaking Underground Storage Tank (LUST) site lists, voluntary cleanup program (VCP) site lists or any similar publicly available lists maintained by EPA or the Idaho Department of Environmental Quality with respect to sites from which there has been a Release of a Hazardous Substance.

“Maximum Amount” means $115,000,000.00.

“Merger” means the merger of Los Gatos with and into the Company, with the Company as the surviving corporation.

“Mexican Mining Law” means The Mining Law (published in the Official Daily of the Federation of Mexico on June 26, 1992 (and amended in 1996, 2005 and 2006)); and Regulations to the Mining Law (published in the Official Daily of the Federation of Mexico on February 2, 1999).

“Mexican Subsidiary” means Minera Plata Real, S. de R.L. de C.V.

“Mexico” means the United Mexican States.

“Non-Core Idaho Properties” means the Owned Real Property, the Mineral Interests, the Leased Real Property and the Unpatented Claims located in the State of Idaho owned, leased or otherwise held by SOP, other than the Core Idaho Properties.

“Permitted Lien” means (a) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings; (b) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests that arise in the ordinary course of business consistent with past practice or that are being contested in good faith and by appropriate proceedings; (c) leases, subleases and licenses; (d) Liens imposed by applicable Law; (e) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (f) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature; (g) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions; and (h) any other Liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. With respect to the items listed in clauses (c) and (f) above, such items shall not constitute Permitted Liens unless they are listed in Section 1.01-2 of the Disclosure Schedule, except to the extent that they would not reasonably be expected to have a Company Material Adverse Effect.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Property Damages” means, with respect to a Company Title Breach, an amount determined by the following calculation: (i) a fraction, (A) the numerator of which is the decrease in the Fair Market Value of the Idaho Properties, as a whole (with such Fair Market Value determined as of the Closing Date), resulting solely from a Company Title Breach, and (B) the denominator of which is the Fair Market Value of the Idaho Properties, as a whole (determined as of the Closing Date and assuming for such purposes that such Company Title Breach had not occurred); multiplied by (ii) $276,500,000.00 (less the aggregate amount of any prior decreases in value of the Idaho Properties related to prior Company Title Breaches for which Investor has made valid Claims); multiplied by (iii) 0.15; multiplied by (iv) a fraction, (A) the numerator of which is the number of Shares owned by Investor at the time a Claim is made by Investor under Section 8.02(a)(i) (as adjusted for stock splits, dividends, recapitalizations and the like) and (B) the denominator of which is the number of Shares owned by Investor immediately following the Closing (as adjusted for stock splits, dividends, recapitalizations and the like). If the parties cannot agree on the Fair Market Value of the Idaho Properties after good faith negotiation, for purposes of calculating the Property Damages, such Fair Market Value determinations shall be made by Behre Dolbear & Company, Inc. or such other independent mining consulting company as may be mutually agreeable to the parties (the “FMV Consultant”). All fees and expenses of the FMV Consultant will be allocated equally between the Company and Investor. For the avoidance of doubt, the calculation set forth in clause (i) above is intended to determine the percentage diminution in value of the Idaho Properties (as of the Closing Date) caused solely by the Company Title Breach. Solely by way of example, if a Company Title Breach is determined to have decreased the Fair Market Value of the Idaho Properties by $20,000,000 (as of the Closing Date) and the Fair Market Value of the Idaho Properties (as of the Closing Date) is determined to be $400,000,000, the Property Damages would be equal to (I) 0.05 (e.g., $20,000,000 divided by $400,000,000); multiplied by (II)

$276,500,000.00; multiplied by (III) 15% (assuming, at such time, Investor continues to hold the same number of Shares Investor held on the Closing Date).

“Property Material Adverse Effect” means any effect that arises solely from any lien, claim, encumbrance, exception or defect in title with respect to the Core Idaho Properties that is materially adverse to the Fair Market Value of the Core Idaho Properties as of the date hereof, taken as a whole; provided, that any such lien, claim, encumbrance, exception or defect in title would result in a Company Title Breach.

“Real Property Records” means the real property records of Shoshone County, Idaho and the records of the Idaho state office of the United States Bureau of Land Management.

“Regulatory Action” means any Legal Proceeding with respect to the Company or any of its Subsidiaries brought or instigated by any Governmental Authority in connection with any Environmental Claims, Release of Hazardous Substances or any Environmental Law.

“Release” means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Substance.

“Stockholders Agreement” means the Stockholders Agreement of the Company, dated as of the Closing Date, in substantially the form attached as Exhibit A hereto.

“Subsidiary” when used with respect to any Person, means (a) a corporation a majority in voting power of whose share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar Lien, (b) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (i) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (ii) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (c) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (i) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar Lien, or (ii) in the absence of such a governing body, at least a majority ownership interest.

“Tax” means any United States federal, state, local or foreign taxes, including any income, gross receipts, payroll, employment, excise, severance, stamp, business, premium, windfall profits, environmental (including taxes under Section 59A of the Code), capital stock, franchise, profits, withholding, social security or similar tax, unemployment, disability, property, sales, use, service, transfer, registration, value added tax or similar tax, any alternative or add-on minimum tax, and any estimated tax, whether computed on a separate, consolidated, unitary, combined or any other basis, in each case including any interest, penalty or addition thereto.

“Tax Return” means any return, report, declaration, claim for refund, information return or statement required to be filed with any Taxing Authority, including any related schedules, attachments or other supporting information and any amendment thereto.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of Taxes.

“Third Party Environmental Claim” means any Legal Proceeding (other than a Regulatory Action) based on negligence, trespass, strict liability, nuisance, toxic tort or any other cause of action or theory relating to any Environmental Claims, Release of Hazardous Substances or any violation of Environmental Law.

“Transactions” means the transactions contemplated by this Agreement and the Stockholders Agreement.

Section 1.02. Terms Defined in Other Sections. The following terms are defined elsewhere in this Agreement in the following Sections:

Agreement	Preamble
Board of Directors	Section 5.06(a)
Broker	Section 3.14
Broker Fees	Section 3.14
Claim	Section 8.03(a)
Claim Notice	Section 8.03(a)
Closing	Section 2.02
Closing Date	Section 2.02
Company	Preamble
Company Closing Documents	Section 3.01(a)
Company Information	Section 5.05(a)
Company Material Contracts	Section 3.11(a)
Company Material Insurance Policy	Section 3.13
Consents	Section 3.02
Defect Notice	Section 2.03(a)
Defect Termination Notice	Section 2.03(b)
Diligence Deadline	Section 2.03(a)
Filings	Section 3.02
FLPMA	Section 3.10(c)
FMV Consultant	Section 1.01
Indemnified Party	Section 8.03(a)
Indemnifying Party	Section 8.03(a)
Investor	Preamble
Investor Closing Documents	Section 4.01
JAMS	Section 9.07
Leased Real Property	Section 3.10(d)
Listed Personal Property	Section 3.10(f)
Los Gatos	Recitals

Mexican Mining Concessions	Section 3.10(i)
Mexican Subsidiary Securities	Section 3.04(e)
Mineral Interests	Section 3.10(b)
Mining Leases	Section 3.10(d)
Negotiation Deadline	Section 2.03(b)
Non-environmental Permits	Section 3.06(c)
Owned Real Property	Section 3.10(a)
Potential Contributor	Section 8.05(e)
Purchase Price	Section 2.01
Real Property	Section 3.10(d)
Rights of Way and Easements	Section 3.10(e)
Shares	Recitals
SOP	Recitals
Subsidiary Securities	Section 3.04(d)
Termination Date	Section 7.01(b)
Unpatented Claims	Section 3.10(c)
Water Rights	Section 3.10(g)

Section 1.03. Interpretation As used herein, except as otherwise indicated herein or as the context may otherwise require, (a) the words “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; (b) the words “hereof,” “herein,” “hereunder” and comparable terms refer to the entirety of this Agreement, including the schedules hereto, and not to any particular article, section or other subdivision hereof or schedule hereto; (c) any pronoun shall include the corresponding masculine, feminine and neuter forms; (d) the singular includes the plural and vice versa; (e) references to any agreement or other document are to such agreement or document as amended and supplemented from time to time; (f) references to any statute or regulation are to it as amended and supplemented from time to time, and to any corresponding provisions of successor statutes or regulations; (g) references to “Article,” “Section” or another subdivision or to an “Exhibit” are to an article, section or subdivision hereof or an “Exhibit” hereto; (h) all references to “the date hereof,” “the date of this Agreement” or similar terms (but excluding references to the date of execution hereof) refer to the date first above written, notwithstanding that the parties may have executed this Agreement on a later date; and (i) any reference herein to a “day” or number of “days” (without the explicit qualification of “Business”) shall be deemed to refer to a calendar day or number of calendar days and if any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be taken or given on the next succeeding Business Day.

ARTICLE II

THE PURCHASE; CLOSING; DELIVERIES; ADJUSTMENT

Section 2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company will issue and sell to Investor, and Investor will purchase from the Company, the Shares, in consideration for which, at the Closing, Investor will pay to the Company $115,000,000.00 in cash (or $13.825 per Share) (as may be adjusted in accordance with Section 2.03(b)(ii), the “Purchase Price”). Upon the Closing, Investor shall pay the Purchase Price to the Company by wire transfer of immediately available funds to an account or accounts designated by the Company in writing for such purpose prior to the Closing and delivery of the Shares.

Section 2.02. Closing. The closing (the “Closing”) of the transactions contemplated hereby shall take place at the offices of Baker Botts L.L.P., 30 Rockefeller Plaza, New York, New York at 9:00 a.m., local time, on the third Business Day following the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied and are in fact satisfied at the Closing or, to the extent permitted, waived), or at such other time or place as Investor and the Company may agree; provided, however, that in no event shall the Closing occur prior to March 8, 2011. The date upon which the Closing occurs is referred to as the “Closing Date.”

Section 2.03. Investor Diligence Period.

(a) Investor shall complete its due diligence with respect to title matters related to the Core Idaho Properties by March 4, 2011. If Investor, in the course of its due diligence, reasonably determines, in good faith, that there are any defects in title with respect to the Core Idaho Properties, Investor shall deliver a written notice (a “Defect Notice”), as soon as practicable but in no event later than 5:00 p.m. (Eastern Standard Time) on March 4, 2011 (the “Diligence Deadline”), to the Company, setting forth (i) a list of any and all purported title defect(s), (ii) a detailed summary of any such title defect(s), along with any supporting analysis and documentation, (iii) a statement as to whether Investor has reasonably determined, in good faith, that such title defect(s) constitutes a Property Material Adverse Effect and (iv) if Investor has not determined that such title defect(s) constitutes a Property Material Adverse Effect, Investor’s good faith estimate of the Property Damages with respect to such title defect(s).

(b) If Investor properly delivers a Defect Notice to the Company by the Diligence Deadline, then:

(i) if Investor has reasonably determined, in good faith, that a Property Material Adverse Effect exists, then Investor may give notice to terminate this Agreement pursuant to Section 7.01(e) by indicating Investor’s intention to so terminate this Agreement in the Defect Notice (such a Defect Notice, a “Defect Termination Notice”); and

(ii) if Investor has properly delivered the Defect Notice (and such Defect Notice is not a Defect Termination Notice), then (A) a representative of Investor, who shall be Diana Walters, and a representative of the Company, who shall be Igor Levental (or another executive designated by the Company), shall negotiate, in good faith, for a period of five Business Days following the delivery of the Defect Notice (the “Negotiation Deadline”), to resolve any issues identified in the Defect Notice, including, if so agreed, by means of an adjustment to the Purchase Price; and (b) the Closing shall occur on the earlier of (A) the Business Day following the date that Investor and the Company resolve the issues properly identified in the Defect Notice or (B) March 11, 2011 (provided that all of the other conditions to Closing set forth in Article VI have either been satisfied or waived (other than conditions that by their nature are to be satisfied and are in fact satisfied at the Closing or, to the extent permitted, waived)). If Investor and the Company are unable to resolve the issues properly identified in the Defect Notice by the Negotiation Deadline, Investor shall, following the Closing Date, be entitled to make a Claim for indemnification pursuant to Section 8.02(a)(i).

(c) If Investor does not properly deliver the Defect Notice to the Company before the Diligence Deadline, then Investor shall be deemed to have waived its rights under this Section 2.03; provided, however, that Investor shall not be deemed to have waived any of its rights to make a Claim for indemnification under Section 8.02(a)(i) with respect to breaches of representations and warranties set forth in Section 3.10.

(d) Investor shall, in good faith, keep the Company reasonably informed, on a periodic basis, of (i) Investor’s progress in its title due diligence efforts, and (ii) any defect(s) in title with respect to the Core Idaho Properties identified by Investor in connection with its title due diligence efforts.

Section 2.04. Company Deliveries at the Closing. At the Closing, the Company will deliver or cause to be delivered to Investor the following:

(a) one or more certificates representing the Shares;

(b) a written acknowledgment of the Company’s receipt of the Purchase Price;

(c) a certificate of an authorized officer of the Company pursuant to Sections 6.02(a) and 6.02(b);

(d) the Stockholders Agreement, duly executed by the Company; and

(e) such other documents as are reasonably required by Investor to be delivered to effectuate the Transactions or to evidence the authority, existence and good standing of the Company and its Subsidiaries; provided, however, that Investor shall use its reasonable best efforts to identify such documents to the Company in writing reasonably in advance of the anticipated Closing Date.

Section 2.05. Investor Deliveries at the Closing. At the Closing, Investor will deliver or cause to be delivered to the Company the following:

(a) a written acknowledgment of Investor’s receipt of one or more certificates representing the Shares;

(b) the Purchase Price, in immediately available funds, in the manner set forth in Section 2.01;

(c) a certificate of an authorized officer of Investor pursuant to Sections 6.03(a) and 6.03(b);

(d) the Stockholders Agreement, duly executed by Investor; and

(e) such other documents as are reasonably required by the Company to be delivered to effectuate the Transactions or to evidence the authority, existence and good standing of Investor; provided, however, that the Company shall use its reasonable best efforts to identify such documents to Investor in writing reasonably in advance of the anticipated Closing Date.

Each document of transfer or assumption referred to in this Article II (or in any related definition set forth in Article I) that is not attached as an Exhibit to this Agreement shall be in customary form and shall be reasonably satisfactory in form and substance to the parties hereto, but shall contain no representations, warranties, covenants and agreements other than those specifically contemplated by this Agreement.

Section 2.06. Adjustment to Number and Type of Securities. If, after the date of this Agreement, there is a subdivision, stock split, consolidation, share dividend, combination, reclassification or similar event with respect to the Company Common Stock, then, in any such event, the numbers and types of such securities to be issued pursuant to the Transactions or pursuant to Section 5.06 shall be appropriately adjusted if necessary so as to preserve the economic effect of the Transactions or the transactions set forth in Section 5.06, in each case, as contemplated herein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to the representations and warranties contained in this Article III, except as otherwise indicated herein or as the context may otherwise require, the term “the Company” shall mean (a) for purposes of determining whether such representations and warranties (other than the representations and warranties contained in Section 3.01(a), Section 3.02, Section 3.03, Sections 3.04(a) through (d), Section 3.06(c), Section 3.07(c), Section 3.08(b), Section 3.10 and Section 3.12) are true and correct on the date hereof, each of the Company and Los Gatos; and (b) for purposes of determining whether such representations and warranties are true and correct on the Closing Date, the Company, as the surviving corporation in the Merger.

Except as set forth in the Disclosure Schedule, the Company hereby represents and warrants to Investor as follows:

Section 3.01. Corporate Existence and Power; Corporate Authorization.

(a) The Company.

(i) The Company is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has full power and authority to execute and deliver this Agreement and to consummate the Transactions, including to issue and sell the Shares to Investor. The Company has full power and authority to execute and deliver the Stockholders Agreement and to consummate the transactions contemplated thereby. The Company has the full power and authority to execute and deliver any other documents in connection with the Closing as contemplated hereby, including the closing certificates required by Sections 6.02(a) and 6.02(b) (collectively, the “Company Closing Documents”). The execution, delivery and performance by the Company of this Agreement and the Stockholders Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate or other legal action. The execution and delivery by the Company of each Company Closing Document are within the Company’s corporate or other legal powers and have been duly authorized by all necessary corporate or other legal action. This Agreement, when executed and delivered by the Company, will be duly executed and delivered by the Company and, when executed and delivered by the other parties thereto, will constitute a valid, binding and enforceable agreement of the Company enforceable in accordance with its terms, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity). The Stockholders Agreement, when executed and delivered by the Company in accordance with this Agreement, will be duly executed and delivered by the Company and, when executed and delivered by the other parties thereto, will constitute a valid, binding and enforceable agreement of the Company enforceable in accordance with its terms, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity). Each Company Closing Document, when executed and delivered by the Company in accordance with this Agreement, will be duly executed and delivered by the Company.

(ii) The Company has all corporate or other legal powers and all Consents required under any Law to own, lease and operate its properties and to carry on the Business as now conducted, except for those Consents the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualifications necessary, except for those jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Subsidiaries of the Company.

(i) Each of the Subsidiaries of the Company is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.

(ii) Each of the Subsidiaries of the Company has all corporate or other legal powers and all Consents required under any Law to own, lease and operate its properties and to carry on the Business as now conducted, except for those Consents the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Subsidiaries of the Company is duly qualified to do business as a foreign corporation, foreign limited liability company or other foreign Person and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualifications necessary, except for those jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.02. No Consents or Approvals. The execution and delivery by the Company of this Agreement and the Stockholders Agreement does not and will not require the Company or any of its Subsidiaries to obtain any consent, approval, order, permit, license or authorization (collectively, “Consents”) under any Law or any Contract to which the Company or any of its Subsidiaries is a party or by which any of the assets or properties of the Company or any of its Subsidiaries is bound or make or file any requisite registration, qualification, declaration or other statement (collectively, “Filings”) with any Governmental Authority except for (a) such Consents as have previously been obtained, or such Filings as have previously been made, and, in each case, which are in full force and effect as of the date hereof and will be in full force and effect as of the Closing Date, (b) those Consents required to be obtained or Filings required to be made by Investor in connection with the consummation of the Transactions, (c) such Consents or Filings set forth on Section 3.02 of the Disclosure Schedule, and (d) such other Consents the failure of which to have been obtained, and such other Filings the failure of which to have been made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The performance by the Company of this Agreement and the Stockholders Agreement and the consummation of the Transactions by the Company does not and will not require the Company or its Subsidiaries to obtain any Consent under any Law or any Contract to which the Company or any of its Subsidiaries is a party or by which any of the assets or properties of the Company or any of its Subsidiaries is bound or make or file any Filings with any Governmental Authority, except for (a) Filings made under and the expiration or early termination of the waiting period required by the HSR Act, (b) such Consents as have previously been obtained, or such Filings as have previously been made, and, in each case, which are in full force and effect as of the date hereof and will be in full force and effect as of the Closing Date, (c) those Consents required to be obtained or Filings required to be made by Investor in connection with the consummation of the Transactions and (d) such other Consents the failure of which to be obtained, and such other Filings the failure of which to be made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.03. Non-Contravention.

The execution, delivery and performance by the Company of this Agreement and the Stockholders Agreement, and the consummation of the Transactions by the Company and its Subsidiaries, do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws or other organizational or governing documents of such Person, (b) conflict with or breach any provision of a Company Material Contract, or (c) contravene, conflict with, or result in a violation or breach of any provision of any applicable Law subject, in the case of this clause (c), to the matters referred to in clauses (a), (b), (c) and (d) of the last sentence of Section 3.02.

Section 3.04. Capitalization and Ownership of Subsidiaries.

(a) As of the date hereof, (i)(A) the authorized capital of the Company consists of 100,000,000 shares of Company Common Stock, of which 20,000,000 shares are issued and outstanding and (B) the Persons set forth on Part 1 of Section 3.04(a) of the Disclosure Schedule are the sole beneficial owners of shares of Company Common Stock; and (ii)(A) the authorized capital of Los Gatos consists of 300,000,000 preferred and ordinary shares of par value $0.01 per share, of which 168,075,577 shares are issued and outstanding and (B) the Persons set forth on Part 2 of Section 3.04(a) of the Disclosure Schedule are the sole beneficial owners of preferred and ordinary shares of Los Gatos.

(b) As of the Closing Date, the Shares will be duly and validly authorized and, when a certificate evidencing the Shares is issued and delivered against payment of the Purchase Price in accordance with the terms of this Agreement, the Shares will be duly and validly issued, fully paid and non-assessable. The Shares are not subject to and were not issued in violation of any preemptive rights or issued in violation of the securities Laws of the United States.

(c) As of the Closing Date, subject to Section 5.06 and except as set forth in Section 3.04(c) of the Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, trusts (voting or otherwise), rights (including conversion or preemptive rights and rights of first refusal), exchangeable or convertible securities or other commitments or agreements of any nature relating to the share capital or other securities or ownership interests in the Company (including any phantom shares, phantom equity interests, stock or equity appreciation rights or similar rights) to which the Company is a party or obligating the Company, at any time or upon the happening of any event, to issue, transfer, deliver, sell, repurchase, redeem or otherwise acquire, or cause to be issued, transferred, delivered, sold, repurchased, redeemed or otherwise acquired, any of its share capital or any phantom shares, phantom equity interests, stock or equity appreciation rights or similar rights, or other ownership interest of the Company or obligating the Company to grant, extend or enter into any such subscription, option, warrant, put, call, trust, right, exchangeable or convertible security, commitment or agreement.

(d) The Company owns directly or indirectly all of the outstanding capital stock or other voting securities or ownership interests in each of its Subsidiaries (the “Subsidiary Securities”) free and clear of all Liens, other than limitations arising under this Agreement or the Stockholders Agreement or under securities Laws of general applicability. All of the Subsidiary Securities are duly authorized, validly issued, full paid and non-assessable.

The consummation of the Transactions will not result in the creation of any Lien or other restriction or limitation on any Subsidiary Securities, other than limitations arising under this Agreement or the Stockholders Agreement or under securities Laws of general applicability.

(e) As of the date hereof, Los Gatos owns directly or indirectly all of the outstanding capital stock or other voting securities or ownership interests in the Mexican Subsidiary (the “Mexican Subsidiary Securities”), free and clear of all Liens, other than limitations arising under this Agreement or the Stockholders Agreement or under securities Laws of general applicability. All of the Mexican Subsidiary Securities are duly authorized, validly issued, full paid and non-assessable. The consummation of the Transactions will not result in the creation of any Lien or other restriction or limitation on the Mexican Subsidiary Securities, other than limitations arising under this Agreement or the Stockholders Agreement or under securities Laws of general applicability.

Section 3.05. Absence of Certain Changes; No Material Liabilities.

(a) Since May 11, 2010, assuming the Merger has been consummated, there has not been any event, occurrence, development or state of circumstances or facts that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, except as disclosed in Section 3.05(a) of the Disclosure Schedule.

(b) As of the date hereof, neither the Company nor any of its Subsidiaries has Debt obligations in excess of $100,000.00, except as disclosed in Section 3.05(b) of the Disclosure Schedule.

(c) Except as disclosed in Section 3.05(c) of the Disclosure Schedule, since May 11, 2010, neither the Company nor any of its Subsidiaries has incurred any Liability of any kind, other than (i) in the ordinary course of business consistent with past practice, (ii) Liabilities for Taxes, (iii) Liabilities that have been discharged or paid in full prior to the date of this Agreement, (iv) Liabilities incurred in connection with the Transactions and (v) Liabilities that do not exceed $100,000.00 individually or $1,000,000.00 in the aggregate.

(d) From May 11, 2010 to the date hereof, except as disclosed in Section 3.05(d) of the Disclosure Schedule and except as expressly contemplated or permitted by this Agreement or the Stockholders Agreement or with respect to the Transactions, the Business has been conducted in the ordinary course of business consistent with past practice.

Section 3.06. Compliance with Laws; Non-environmental Permits.

(a) Except as disclosed in Section 3.06(a) of the Disclosure Schedule, the Company and each Subsidiary is, and has been since May 11, 2010, in compliance with all applicable Laws in respect of the conduct of the Business and ownership, possession and maintenance of its assets, in each case, in all material respects.

(b) This Section 3.06 does not relate to matters with respect (i) to Taxes, which are the subject of Section 3.15, (ii) to Environmental Matters, which are the subject of Section 3.12, (iii) to Employee Benefits matters, which are the subject of Section 3.08 or (iv) to Labor and Employment Matters, which are the subject of Section 3.09.

(c) The Company and each Subsidiary has obtained, in all material respects, all authorizations of a Governmental Authority other than those required by Environmental Laws (the “Non-environmental Permits”) required for it to carry on the operations of the Business as currently conducted and the Company is not in material violation of and has no material liability (other than liability for compliance with existing permits and Laws, including performance of reclamation) under any statute, rule or regulation of any Governmental Authority applicable to the Business. A complete list of the Non-environmental Permits is set forth on Section 3.06(c) of the Disclosure Schedule. Other than as set forth on Section 3.06(c) of the Disclosure Schedule, all material financial assurance for reclamation or other material surety required to be in place in connection with such Non-environmental Permits have been posted or are otherwise in place.

Section 3.07. Legal Proceedings.

(a) There is no Legal Proceeding pending or, to the knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries, or any of their respective properties, before any Governmental Authority which prohibits, enjoins or otherwise adversely affects, or would reasonably be expected to prohibit, enjoin, or otherwise adversely affect the consummation of the Transactions, and there is no judgment, injunction, order or decree applicable to or by which the Company or any of its Subsidiaries, or any of their respective properties, is bound, which prohibits, enjoins or otherwise adversely affects, or would reasonably be expected to prohibit, enjoin or otherwise adversely affect, the consummation of the Transactions.

(b) Except as set forth in Sections 3.07(b) and 3.12(a) of the Disclosure Schedule, there is no Legal Proceeding pending against, or, to the knowledge of the Company, threatened in writing against, the Company or any of its Subsidiaries, or any of their respective properties, with respect to which such Person would reasonably be expected to be liable (including as a result of indemnity obligations) before any arbitrator or before or by any Governmental Authority that would reasonably be expected (i) to impose, individually or in the aggregate, any material Liability on the Company or any of its Subsidiaries or (ii) to materially and adversely affect the Business. There is no judgment, injunction, order or decree applicable to or by which the Company or any of its Subsidiaries, or any of their respective properties, is bound, that imposes any material Liability on the Company or any of its Subsidiaries or materially and adversely affects the Business.

(c) Except as set forth in Section 3.07(c) of the Disclosure Schedule, the Company and its Subsidiaries have received no citations or orders under the federal Mine Safety and Health Act, as amended, or applicable regulations pertaining thereto, relating to the Real Property which are outstanding.

Section 3.08. Employee Benefits.

(a) Each Employee Plan sponsored or maintained by the Company or its Subsidiaries has been maintained and operated in compliance with its terms and applicable Law, in each case, in all material respects.

(b) Neither the Company nor any ERISA Affiliate of the Company sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA or Section 412 of the Code or any multiemployer plan, as defined in Section 3(37) of ERISA.

(c) Except as disclosed in Section 3.08(c) of the Disclosure Schedule, the consummation of the Transactions will not (either alone or in conjunction with any other event) (i) entitle any current or former director, employee, contractor or consultant of the Company or its Subsidiaries to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, employee, contractor or consultant, or result in the payment of any other benefits to any Person or the forgiveness of any Debt of any Person.

Section 3.09. Labor and Employment Matters.

Except as disclosed in Section 3.09 of the Disclosure Schedule, neither the Company nor its Subsidiaries is a party or subject to any labor union or collective bargaining agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) there are no pending or threatened strikes, labor disputes, work stoppages, requests for representation, pickets, work slowdowns due to labor disagreements or any actions or arbitrations which involve the labor or employment relations of the Company or its Subsidiaries, (b) no event has occurred or circumstance exists that may provide the basis of any work stoppage or other labor dispute and (c) there has not been within the past 12 months any violation of Law relating to employment of individuals by the Company.

Section 3.10. Real Property; Personal Property.

With respect to the representations and warranties contained in this Section 3.10, (a) Sections 3.10(a), (b), (c), (d), (e), (f), (g), and (h) relate solely to the Business conducted in the State of Idaho; and (b) Section 3.10(i) relates solely to the Business conducted in Mexico.

To the extent that the representations and warranties contained in Sections 3.10(a), (b), (c), (d), (e) and (h) relate to the Core Idaho Properties, (i) solely for purposes of determining whether there has been a breach of such representations or warranties with respect to a defect identified in a properly delivered Defect Notice or a Claim properly made by Investor pursuant to Section 8.02(a)(i) within 60 days of the Closing Date, each such representation and warranty will be interpreted without giving effect to any qualifications or limitations therein as to (A) “knowledge,” (B) liens, claims, encumbrances, exceptions or defects arising under any third party (other than as disclosed in the Disclosure Schedule), (C) reservations in patents or the acts authorizing the issuance thereof or (D) clause (h) of the definition of Permitted Liens; and (ii) for all other purposes, each such representation and warranty will be qualified and subject, in all respects, to all liens, claims, encumbrances, defects and other matters of record in the Real

Property Records as if such liens, claims, encumbrances, exceptions, defects and other matters of record were specifically set forth in each such section as a specific and express exception to each such representation and warranty.

(a) To the knowledge of the Company, other than as disclosed in Section 3.10(a) of the Disclosure Schedule and Section 3.10(e) of the Disclosure Schedule, the Company or its Subsidiaries own good and marketable title to the real property described in Section 3.10(a) of the Disclosure Schedule (the “Owned Real Property”), free and clear of all liens, claims, encumbrances, exceptions or defects (other than Permitted Liens) arising by, through or under the Company or any of its Subsidiaries or, to the knowledge of the Company, arising by, through or under Sterling Mining Company or Sunshine Precious Metals, Inc., but subject to all reservations in patents or in the acts authorizing the issuance thereof. None of the Company nor any of its Subsidiaries have conveyed, assigned or encumbered its interest in the Owned Real Property or any portion thereof.

(b) To the knowledge of the Company, other than as disclosed in Section 3.10(b) of the Disclosure Schedule and Section 3.10(e) of the Disclosure Schedule, and subject to all reservations in patents or in the acts authorizing the issuance thereof, the Company or its Subsidiaries own good and marketable title to the real property mineral interests described in Section 3.10(b) of the Disclosure Schedule (the “Mineral Interests”), free and clear of all liens, claims, encumbrances, exceptions, or defects (other than Permitted Liens) arising by, through or under the Company or any of its Subsidiaries or, to the knowledge of the Company, arising by, through or under Sterling Mining Company or Sunshine Precious Metals, Inc. None of the Company nor any of its Subsidiaries have conveyed, assigned or encumbered its interest in the Mineral Interests or any portion thereof.

(c) To the knowledge of the Company, other than as disclosed on Section 3.10(e) of the Disclosure Schedule, the Company or its Subsidiaries own indefeasible title to the unpatented mining claims described on Section 3.10(c) of the Disclosure Schedule (the “Unpatented Claims”), free and clear of all liens, claims, encumbrances, exceptions or defects (other than Permitted Liens) arising by, through or under the Company or any of its Subsidiaries, or, to the knowledge of the Company, arising by, through or under Sterling Mining Company or Sunshine Precious Metals, Inc. None of the Company nor its Subsidiaries have conveyed, assigned or encumbered its interest in the Unpatented Claims or any portion thereof. To the knowledge of the Company, (i) all of the Unpatented Claims were properly located and monumented on ground open to appropriation by mineral location and (ii) true and correct copies of location notices or certificates for each of the Unpatented Claims were timely and properly filed and recorded in the appropriate Bureau of Land Management and county offices, in compliance with all applicable Laws including the Federal Land Policy and Management Act of 1976 (“FLPMA”). To the knowledge of the Company, with respect to each of the Unpatented Claims located prior to 1993, necessary and sufficient assessment work performed in accordance with industry standards, and all filings and recordings associated therewith (including all filings and recordings required under FLPMA), were timely and properly performed and made for every applicable assessment year prior to the assessment year ending September 1, 1993. All holding, rental and claim maintenance fees due and payable prior to the date hereof and required to maintain the Unpatented Claims for each of the assessment years ending September 1, 1993 (or, with respect to Unpatented Claims located after September 1, 1993, the year ending September 1 of such year) through September 1, 2011, were timely and properly made, and appropriate affidavits or notices evidencing such payments were timely and properly filed and recorded in connection therewith as required by applicable Laws.

(d) The Company has provided to Investor true, correct and complete copies of each of the mining leases, as amended (collectively, the “Mining Leases”), by which the Company or its Subsidiaries hold a leasehold interest in the property set forth in Section 3.10(d) of the Disclosure Schedule (the “Leased Real Property,” and with the Owned Real Property and the Mineral Interests, the “Real Property”). A complete list of the Mining Leases is set forth on Section 3.10(d) of the Disclosure Schedule. To the knowledge of the Company, the Company or its Subsidiaries own a leasehold interest in the Leased Real Property, subject to Section 3.10(d) of the Disclosure Schedule and Section 3.10(e) of the Disclosure Schedule, free and clear of all liens, claims, encumbrances, exceptions or defects (other than Permitted Liens) arising by, through or under the Company or any of its Subsidiaries, or, to the knowledge of the Company, arising by, through or under Sterling Mining Company or Sunshine Precious Metals, Inc., but subject to all reservations in patents or in the acts authorizing the issuance thereof. None of the Company or its Subsidiaries have assigned or encumbered its interest in the Leased Real Property or any portion thereof. Other than as disclosed on Section 3.10(d) of the Disclosure Schedule, to the knowledge of the Company, (i) each of the Mining Leases is in good standing, valid and in full force and effect in accordance with its respective terms, (ii) there is not, under any of the Mining Leases, any existing material default (or event which with notice or lapse or time, or both would constitute a material default) of the Company or its Subsidiaries, (iii) no material default exists by any third party under the Mining Leases, and (iv) no event has occurred that is reasonably likely to result in the revocation or termination of any of the Mining Leases.

(e) Section 3.10(e) of the Disclosure Schedule sets forth a list of rights of way, easements and other agreements of record in the real property records of Shoshone County, Idaho that affect the Owned Real Property (“Rights of Way and Easements”). To the knowledge of the Company, (i) each of the Rights of Way and Easements is in good standing, valid and in full force and effect in accordance with its respective terms, (ii) there is not, under any of the Rights of Way or Easements, any existing material default (or event which with notice or lapse or time, or both would constitute a material default) of the Company or its Subsidiaries, (iii) no material default exists by any third party under the Rights of Way and Easements and (iv) no event has occurred that is reasonably likely to result in the revocation or withdrawal of any of the Rights of Way or Easements.

(f) Section 3.10(f) of the Disclosure Schedule sets forth all personal property of the Company and its Subsidiaries with a value of $100,000 or more (the “Listed Personal Property”), including all machinery and equipment of the Company and its Subsidiaries. Other than as disclosed in Section 3.10(e) of the Disclosure Schedule, the Company and its Subsidiaries own indefeasible title to the Listed Personal Property, in each case, free and clear of all Liens other than Permitted Liens.

(g) With respect to the water rights listed in Section 3.10(g) of the Disclosure Schedule (the “Water Rights”), except as disclosed in Section 3.10(g) of the Disclosure Schedule, to the knowledge of the Company, (i) the Company and its Subsidiaries have indefeasible title to the Water Rights and the same are free and clear of all liens, encumbrances, defects and other matters of record in the Real Property Records other than as disclosed in Section 3.10(e) of the Disclosure Schedule; (ii) the Water Rights and rights-of-way and easements related thereto are sufficient to meet the current needs of the Company and its Subsidiaries; (iii) the Water Rights have not been severed from the land or transferred, mortgaged, pledged or hypothecated to any third party, are not the subject of any Contract not specifically disclosed to Investor in writing that would interfere with transfer, use and operation of the Water Rights by the Company and its Subsidiaries; (iv) there are no Legal Proceedings pending or threatened in writing against the Company or its Subsidiaries and affecting any portion of the Water Rights, at law or in equity, or before or by any Governmental Authority, and the Company and its Subsidiaries have not received any notice of any violation of any Law of any Governmental Authority pertaining to the Water Rights or any portion thereof; (v) there are no condemnation, environmental, zoning or other land use regulatory proceedings, either instituted or planned to be instituted, which would have a material detrimental affect on the use and operation of the Water Rights by the Company and its Subsidiaries; and (vi) the Water Rights and rights-of-way and easements related thereto are sufficient to meet the needs of the Business as currently conducted.

(h) Except as disclosed in Section 3.10(h) of the Disclosure Schedule or Section 3.10(e) of the Disclosure Schedule, to the knowledge of the Company there are no production royalties or other interests in revenue or profits from production on mineral production affecting the Real Property or the Unpatented Claims.

(i) Section 3.10(i) of the Disclosure Schedule contains a list of the titles of mining concessions granted to the Mexican Subsidiary (or a third party and under contract with the Mexican Subsidiary) by the Federal Executive of Mexico under Mexican Mining Law (the “Mexican Mining Concessions”). Except as set forth in Section 3.10(i) of the Disclosure Schedule or any of the reports set forth in Section 3.12(i) of the Disclosure Schedule:

(i) each Mexican Mining Concession is a legal, valid and binding authorization in favor of the Mexican Subsidiary is in full force and effect and properly registered or recorded in the Public Registry of Mining; the Mexican Subsidiary is in material compliance with all of its material obligations under applicable Laws, including the payment of mining duties and the filing of all assessment work reports required with respect to the Mexican Mining Concessions; and the Mexican Subsidiary holds good, marketable and unencumbered title to the Mexican Mining Concessions and all of its material assets other than Permitted Liens;

(ii) there are no Liens, burdens or Contracts registered or recorded or, to the knowledge of the Company, in process of being registered or recorded with the Public Registry of Mining in Mexico relating to the Mexican Mining Concessions;

(iii) the Mexican Subsidiary is not in material breach or violation of, or default under, any material provision of any Mexican Mining Concession;

(iv) the Mexican Subsidiary has not received written notice of, and the Company has no any knowledge of, any threatened claim of default, including any written notice purporting to impose a material obligation on the Mexican Subsidiary to cure a default, under any Mexican Mining Concession or any material agreements related to any Mexican Mining Concession; and

(v) the Mexican Subsidiary has performed and filed all assessments required under Mexican Mining Law with respect to the Mexican Mining Concessions.

Section 3.11. Material Contracts.

(a) Section 3.11(a) of the Disclosure Schedule contains a list of the following Contracts or types of Contracts (together with the names of the parties thereto and the date of each such Contract and each written amendment or modification thereof), by and between the Company or its Subsidiaries and one or more third parties (other than this Agreement or the Stockholders Agreement), pursuant to which the Company or its Subsidiaries is obligated or liable or is entitled to any rights or benefits or pursuant to which the Company or its Subsidiaries or any of its properties or assets is subject, in each case, which fall within any of the following categories (such Contracts as are required to be set forth in Section 3.11(a) of the Disclosure Schedule being the “Company Material Contracts”):

(i) each Contract with vendors or suppliers to or distributors for the Company or any of its Subsidiaries which requires any minimum amount of purchases in excess of $100,000.00 over a period specified therein;

(ii) each Contract not listed elsewhere in Section 3.11(a) of the Disclosure Schedule pursuant to which the Company or its Subsidiaries collectively paid or received consideration of more than $100,000.00, in the aggregate, during such Person’s last fiscal year;

(iii) all employment and management Contracts and Contracts with other consultants involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any product of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party and which is reasonably likely to involve the payment of consideration of more than $100,000.00 in the aggregate over the remaining term of such Contract;

(iv) all Contracts evidencing Debt of the Company or any of its Subsidiaries (A) where the maximum principal or face amount of Debt which may be incurred thereunder exceeds $100,000.00 in the aggregate, or (B) which has a term longer than one year;

(v) all Contracts with any Governmental Authority to which the Company or any of its Subsidiaries is a party, other than individual Contracts involving aggregate consideration over the life of the Contract of less than $100,000.00;

(vi) all material leases with respect to the Leased Real Property;

(vii) all Contracts that limit, or purport to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time;

(viii) all Contracts and constituent documents relating to material joint ventures of the Company or any of its Subsidiaries; and

(ix) all Contracts pursuant to which the Company or its Subsidiaries is obligated to pay royalties to a third party from or in respect of production or as a result of mining operations on the Real Properties;

provided, however, that any Company Material Contract described in clauses (i), (ii) and (iii) and above that can be cancelled by the Company (or an Affiliate thereof) on 90 days or less notice without the payment of any material consideration or penalty shall not be deemed a Company Material Contract.

(b) Except as set forth in Section 3.11(b) of the Disclosure Schedule, (i) each Company Material Contract is a legal, valid and binding agreement of the Company or its Subsidiaries, as applicable, and the Company or its Subsidiaries, as applicable, is in material compliance with all of its material obligations contained therein; (ii) neither the Company nor any of its Subsidiaries is in material breach or violation of, or default under, any material provision of any Company Material Contract, and, to the knowledge of the Company, no party (other than the Company or any of its Subsidiaries) is in material breach or violation of, or default under, any Company Material Contract; (iii) the Company and its Subsidiaries have not received written notice of, and the Company has no knowledge of, any claim of default, including any notice purporting to impose an obligation on the Company and its Subsidiaries to cure a default, under any such Company Material Contract; and (iv) none of the execution of this Agreement or of the Stockholders Agreement or the consummation of the Transactions would constitute an event of default or a default, or with notice, lapse of time or both would constitute a default, give rise to any right of termination, cancellation, acceleration, vesting, repurchase, prepayment or repayment or to increased payments under, or otherwise adversely affect any rights of the Company and its Subsidiaries in any material respect under, any Company Material Contract.

(c) True, correct and complete copies of all Company Material Contracts, including all amendments thereto, have been made available to Investor or a representative of Investor.

Section 3.12. Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect:

(a) Except as disclosed on Section 3.12(a) of the Disclosure Schedule, no Third Party Environmental Claim or Regulatory Action with respect to, or that otherwise affects or is related to, the Real Property is pending or otherwise unresolved or is, to the knowledge of the Company, threatened in writing with respect to, or that otherwise affects, the Real Property.

(b) Except as disclosed on Section 3.12(b) of the Disclosure Schedule, to the knowledge of Company, none of the properties comprising the Real Property are listed on a List.

(c) All transfer, transportation, storage or disposal of Hazardous Substances by the Company and its Subsidiaries and, to the knowledge of the Company, by prior owners or operators at the Real Property after December 1, 2006, to, at or on properties other than the Real Properties in connection with the ownership or operation of the Real Property, has been in compliance with applicable Environmental Laws. Set forth on Section 3.12(c) of the Disclosure Schedule is a list of all sites to which Company and its Affiliates have sent, and third parties with which any of them has arranged for the transportation, treatment, storage or disposal of, Hazardous Substances, and to the knowledge of the Company, all sites to which prior owners or operators of the Real Property have sent, or third parties with which any of them has arranged for the transportation, treatment, storage or disposal of, Hazardous Substances after December 1, 2006.

(d) Except as disclosed on Section 3.12(d) of the Disclosure Schedule, for so long as the Company or its Subsidiaries have owned or operated the Real Property, and to the knowledge of the Company prior thereto but after December 1, 2006, no portion of the Real Property owned or operated by the Company or any of its Subsidiaries has been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Substances, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products, other than as permitted pursuant to applicable Environmental Laws or under valid plans of operation, mine plans or other Consents of a Governmental Authority pertaining to the Real Property.

(e) Except as disclosed on Sections 3.12(c) and (e) of the Disclosure Schedule, so long as the Company or its Subsidiaries have owned or operated the Real Property, and to the knowledge of the Company, prior thereto but after December 1, 2006, there has been no Release of any Hazardous Substance on, under, about, from, at or in connection with the Real Property, including the presence of any Hazardous Substances that have come to be located on, under, at or about the Real Property from another location, for so long as the Company or its Subsidiaries have owned or operated the Real Property, and to the knowledge of the Company, prior thereto but after December 1, 2006, other than in compliance with applicable Environmental Laws, except for naturally occurring Releases of Hazardous Substances and for amounts below applicable health-based regulatory levels established pursuant to Environmental Law.

(f) Except as disclosed on Section 3.12(f) of the Disclosure Schedule, so long as the Company or its Subsidiaries have owned or operated the Real Property, the mining and other uses of the Real Property at all times have been in compliance with all applicable Environmental Laws.

(g) Except as disclosed in Part 1 of Section 3.12(g) of the Disclosure Schedule, (i) the Company has obtained all Consents of any Governmental Authority required by Environmental Laws necessary for the operations of the Company and its Subsidiaries as currently conducted and (ii) all Consents of any Governmental Authority maintained by the Company or its Subsidiaries required by Environmental Laws necessary for the operations of the

Company and its Subsidiaries as currently conducted will remain and be valid and in full force and effect on the Closing Date or have otherwise been extended, renewed or replaced. All such Consents held by the Company or its Subsidiaries are listed on Part 2 of Section 3.12(g) of the Disclosure Schedule. Except as disclosed in Part 1 of Section 3.12(g) of the Disclosure Schedule, all financial assurance for remediation or other response(s) to Environmental Claims or other surety required to be in place in connection with any Consent of a Governmental Authority relating to Environmental Laws necessary for the operations of the Company as currently conducted have been posted or are otherwise in place.

(h) Except as disclosed on Section 3.12(h) of the Disclosure Schedule, for so long as the Company or its Subsidiaries have owned or operated the Real Property, and to the knowledge of the Company, prior thereto but after December 1, 2006, no Hazardous Substances have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited or stored on, under, at or about any part of the Real Property other than in compliance with applicable Environmental Laws, and except for naturally occurring Releases of Hazardous Substances and for amounts below applicable regulatory levels established pursuant to Environmental Law. Except as disclosed in Sections 3.12(b) and 3.12(h) of the Disclosure Schedule, to the knowledge of the Company, the Real Property contains no asbestos, urea formaldehyde foam insulation, radon gas, PCBs or pesticides in concentrations above applicable regulatory levels established pursuant to Environmental Law. Except as disclosed in Section 3.12(h) of the Disclosure Schedule, for so long as Company or its Subsidiaries have owned or operated the Real Property, and to the knowledge of the Company prior thereto but after December 1, 2006, no underground storage tanks have been located on or under the Real Property and/or subsequently removed or filled and abandoned in place. If any aboveground storage tanks exist on the Real Property, such storage tanks have been duly registered with all appropriate Governmental Authorities as required and are otherwise in compliance with all applicable Environmental Laws.

(i) The Company has provided Investor with true, correct and complete copies of or access to all material environmental assessments or audit reports or similar studies, data compilations or analyses conducted in the last three years that the Company has or has had in its possession or control, with respect to the Company or the Real Property, which reports and studies are listed on Section 3.12(i) of the Disclosure Schedule, other than any such reports or studies prepared by counsel to the Company.

(j) Except as disclosed on Section 3.12(j) of the Disclosure Schedule, no encumbrance is currently attached or filed against the Company, any of its Subsidiaries or, to the knowledge of the Company, the Real Property in favor of any third party for (i) any liability under or violation of any applicable Environmental Law, (ii) any Release of Hazardous Substances or (iii) any imposition of costs, damages or injunctive relief relating to Environmental Claims.

Section 3.13. Insurance. Section 3.13 of the Disclosure Schedule sets forth a list of all effective insurance policies that are material to the Business (each, a “Company Material Insurance Policy”) under which the Company or its Subsidiaries is an insured, a named insured or otherwise the principal beneficiary of coverage insuring or providing coverage for the benefit of or with respect to any aspect of the Business.

Section 3.14. Brokers or Finders. Except as set forth in Section 3.14 of the Disclosure Schedule, no agent, broker, investment banker, financial advisor or other Person (any such Person, a “Broker”) is or will be entitled to any financial advisory, broker’s, finder’s or similar fee or commission in connection with the Transactions (collectively, “Broker Fees”) based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.15. Taxes.

(a) Each of the Company and its Subsidiaries (i) has timely filed or caused to be filed all Tax Returns required to have been filed and all such Tax Returns are true and correct in all material respects, and (ii) has paid or caused to be paid all material Taxes required to have been paid by it and all material assessments received by it, except Taxes that are being contested in good faith by appropriate Legal Proceedings. Each of the Company and its Subsidiaries has set aside on its books adequate reserves in accordance with GAAP for all Taxes not yet due and payable. Each of the Company and its Subsidiaries is unaware of any proposed or pending material Tax assessments or deficiencies.

(b) All material federal, state and local excise and ad valorem property and other Taxes and assessments pertaining to or assessed against the Real Properties have been timely and properly paid by the Company or its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF INVESTOR

Investor represents and warrants to the Company that:

Section 4.01. Corporate Existence and Power; Corporate Authorization. Investor is a limited liability company, duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation. Investor has the full power and authority to execute and deliver this Agreement and to consummate the Transactions. Investor has the full power and authority to execute and deliver the Stockholders Agreement and to consummate the Transactions contemplated thereby. Investor has the full power and authority to execute and deliver any other documents in connection with the Closing as contemplated hereby, including the closing certificate required by Sections 6.03(a) and 6.03(b) (collectively, the “Investor Closing Documents”). The execution, delivery and performance by Investor of this Agreement and the Stockholders Agreement and the consummation by Investor of the Transactions are within Investor’s limited liability company powers and have been duly authorized by all necessary limited liability company or other legal action. The execution and delivery by Investor of each Investor Closing Document are within Investor’s limited liability company or other legal powers and have been duly authorized by all necessary limited liability company or other legal action. This Agreement, when executed and delivered by Investor, will be duly executed and delivered by Investor and, when executed and delivered by the other parties thereto, will constitute a valid, binding and enforceable agreement of Investor enforceable in accordance with its terms, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity). The Stockholders Agreement, when executed and delivered by Investor accordance with this Agreement, will be duly executed and delivered by Investor and, when executed and delivered by the other parties thereto, will constitute a valid, binding and enforceable agreement of Investor enforceable in accordance with its terms, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity). Each Investor Closing Document, when executed and delivered by Investor in accordance with this Agreement, will be duly executed and delivered by Investor.

Section 4.02. No Consents or Approvals. The execution, delivery and performance by Investor of this Agreement and the Stockholders Agreement does not and will not require Investor to obtain any Consent under any Law or any Contract to which Investor is a party or by which any of the assets or properties of Investor is bound or make or file any requisite Filing with any Governmental Authority, except for (a) such Consents as have previously been obtained, or such Filings as have previously been made, and, in each case, which are in full force and effect as of the date hereof and will be in full force and effect as of the Closing Date, (b) those Consents required to be obtained or Filings required to be made by the Company or its Subsidiaries in connection with the consummation of the Transactions and (c) such other Consents the failure of which to have been obtained, and such other Filings the failure of which to have been made would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Investor to consummate the Transactions.

Section 4.03. Non-Contravention. The execution, delivery and performance by Investor of this Agreement and the Stockholders Agreement, and the consummation of the Transactions by Investor, do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of formation or limited liability company agreement or other organizational or governing documents of Investor, (b) contravene, conflict with, or result in a violation or breach of any provision of any applicable Law subject, in the case of this clause (b), to the matters referred to in clause (b) of Section 4.02, (c) require any action by Investor under, constitute a default under, or cause or permit, the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Investor is entitled under any provision of any material agreement or other material instrument to which Investor is a party or by which any of the assets or properties of Investor is bound, or (d) result in the creation or imposition of any Lien, condition, limitation or restriction of any nature on any asset of Investor (other than as expressly contemplated herein or in the Stockholders Agreement, and other than any such Lien, condition, limitation or restriction granted or created by the Company or any of its Affiliates) and except, in the case of clauses (b), (c) and (d) above as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Investor to consummate the Transactions.

Section 4.04. Legal Proceedings. As of the date hereof, there is no Legal Proceeding pending or, to Investor’s knowledge, threatened in writing against Investor or any of its Subsidiaries before any Governmental Authority relating to the Transactions, and there is no provision of any Law applicable to Investor or any of its Subsidiaries and no judgment, injunction, order or decree applicable to or by which Investor or any of its Subsidiaries is bound which prohibits, delays, enjoins or otherwise adversely affects, or would reasonably be expected to prohibit, delay, enjoin or otherwise adversely affect, the consummation of the Transactions.

Section 4.05. Private Placement.

(a) Investor is acquiring the Shares solely for the purpose of investment for its own account, not as a nominee or agent, and not with a view to, or for offer or sale in connection with, any distribution thereof in any transaction which would be in violation of the securities Laws of the United States of America or any state thereof. Investor has no Contract with any Person to sell, transfer or grant participation to any other Person with respect to any of the Shares. Investor is an “accredited investor,” as that term is defined in Regulation D promulgated under the 1933 Act, and an “institutional buyer,” as that term is defined in 950 CMR 14.401.

(b) Investor has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Company and is capable of bearing the economic risks and complete loss of such investment.

(c) Investor understands that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the 1933 Act, or the availability of an exemption therefrom.

Section 4.06. Available Funds. Investor has available to it, and will have at the Closing, sufficient cash or other immediately available funds necessary to consummate the Transactions (including the payment of the Purchase Price) and to enable Investor to satisfy its obligations under this Agreement (including Article VIII) and the Stockholders Agreement on the terms and conditions set forth herein and therein.

Section 4.07. Brokers or Finders. No Broker is or will be entitled to any Broker Fees based upon arrangements made by or on behalf of Investor.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.01. Conduct of Business. Except for (a) matters set forth in Section 5.01 of the Disclosure Schedule, (b) any action taken or omitted to be taken by the Company or its Subsidiaries at the request or with the consent of Investor, and (c) matters otherwise contemplated or specifically provided for in this Agreement (including Section 5.06) or as subsequently consented to in writing by Investor (such consent not to be unreasonably withheld, conditioned or delayed), from the date hereof until the Closing Date, the Company will use its reasonable best efforts to conduct, and to cause each Subsidiary to conduct, the Business in the ordinary course and, to the extent consistent therewith, to use its reasonable best efforts to preserve substantially intact its business organizations and relationships with third parties and to keep available the services of its present key officers and key employees in the ordinary course of business.

Section 5.02. Access and Information. Following the date hereof and prior to the Closing, the Company will permit representatives of Investor to have reasonable access, during normal business hours and upon reasonable notice, to all premises, properties and personnel of or pertaining to the Business or the Company and its Subsidiaries as may be necessary to permit Investor to, at its sole expense, make, or cause to be made, such investigations thereof as Investor may reasonably determine necessary in connection with the consummation of the Transactions, and the Company will reasonably cooperate in good faith with any such investigations; provided, however, that (a) such access does not unreasonably disrupt the normal operations of the Business, the Company or any of its Subsidiaries; (b) neither the Company nor its Subsidiaries will be under any obligation to disclose to Investor any information, the disclosure of which is restricted by Contract or Law, except for any disclosure of such information in strict compliance with the applicable Contract or applicable Law; and (c) neither the Company nor its Subsidiaries are under any obligation to disclose to Investor any information as to which the attorney-client privilege may be available and where such disclosure would reasonably be expected to cause the loss of such privilege. No information or knowledge obtained in any investigation pursuant to this Section 5.02 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or delivered pursuant hereto or to modify the conditions to the obligations of the parties hereto to consummate the Transactions.

Section 5.03. Efforts to Consummate; Further Assurances; Certain Covenants.

(a) Subject to the terms and conditions of this Agreement, each party hereto shall use reasonable best efforts to take, or to cause to be taken, all actions and to do, or to cause to be done, all things necessary, proper or advisable, including, using reasonable best efforts to make or obtain or cause to be made or obtained, in each case, as applicable, all Consents and Filings, as promptly as practicable to satisfy the conditions set forth in Article VI and to consummate the Transactions as promptly as reasonably possible. Each party shall cooperate in all reasonable respects with the other parties hereto in assisting such party to comply with this Section 5.03. In the event that after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the parties to this Agreement will use their reasonable best efforts to take such action and shall reasonably cooperate in good faith with the other parties hereto in respect of any such action.

(b) To the extent they have not done so prior to the date of this Agreement, promptly following the date hereof (and in any event within 10 Business Days hereof), each of the Company or its Affiliates and Investor will file with the FTC and the Antitrust Division the notification and report form(s) required pursuant to the HSR Act in connection with the Transactions and a request for early termination of the waiting periods applicable thereto. Investor and the Company shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act with respect to the Transactions as promptly as practicable. Each of Investor and the Company shall keep the other party apprised of the status of any communications with, and inquiries or requests for information or documents from, any Governmental Authority. Investor and the Company shall comply promptly with any such inquiry or request and shall each provide to the other party any necessary information and reasonable assistance to comply with any such inquiry or request. Each of Investor and the Company shall, subject to this Section 5.03, use reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the Transactions under the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

(c) To the extent it has not done so prior to the date of this Agreement, as promptly as reasonably possible following the date hereof and subject to the terms and conditions of this Agreement, the Company shall use reasonable best efforts to take, or to cause to be taken, all actions and to do, or to cause to be done, all things necessary, proper or advisable, to consummate the Merger; provided, however, that, notwithstanding the foregoing, in no event shall the Company be obligated to consummate the Merger prior to March 7, 2011.

Section 5.04. Confidentiality. Investor acknowledges that the information being provided to it by the Company and its Subsidiaries in connection with the Transactions (including all information and access provided pursuant to Section 5.02) is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

Section 5.05. Investigation; No Other Company Representations or Warranties.

(a) Investor acknowledges and agrees that it (i) has conducted its own independent inquiry and investigation into, and based thereon has formed an independent judgment concerning the Company, Los Gatos, the Business, the Subsidiaries of the Company and Los Gatos, the Transactions and any other rights or obligations to be transferred hereunder or pursuant hereto, (ii) has been furnished with, or given access to, information, personnel, books and records, facilities, equipment, contracts and other assets it has desired, requested or required to review about the Company, Los Gatos, the Business, the Subsidiaries of the Company and Los Gatos, the Transactions and any other rights or obligations to be transferred hereunder or pursuant hereto; (iii) it and its representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company and Los Gatos, including with respect to the Business, the Subsidiaries of the Company and Los Gatos, the Transactions, and any other rights and obligations to be transferred hereunder or pursuant hereto, and (iv) it and its representatives have been afforded the opportunity to ask questions of and receive answers from officers and other personnel of the Company and Los Gatos. Investor further acknowledges and agrees that (A) the only representations and warranties made by the Company are the representations and warranties made in Article III of this Agreement (and that any other representations or warranties are disclaimed), (B) the only covenants and agreements made by the Company are the covenants and agreements made in this Agreement (and all other covenants and agreements are disclaimed) and (C) Investor has not relied upon any other representations or other information made or supplied by or on behalf of the Company or Los Gatos or by any Affiliate or representative of the Company or Los Gatos, including presentations and other diligence materials delivered to Investor, as subsequently updated, supplemented or amended, or any information, documents or material made available to Investor in the due diligence materials provided to Investor, including in any “data room,” other management presentations (formal or informal), statements made by the Company or Los Gatos or representatives, Subsidiaries or Affiliates thereof, or in any other form in connection with the transactions contemplated by this Agreement or the Stockholders Agreement (collectively, the “Company Information”), and that Investor shall not have any right arising out of any such representation or Company Information.

(b) Without limiting the foregoing, (i) neither the Company (including its Subsidiaries and Affiliates) nor any other Person shall be subject to any liability to Investor or any other Person resulting from making available to Investor or such parties’ use of such information and (ii) except as expressly set forth in Article III of this Agreement, the Company makes no representation or warranty to Investor or any other Person with respect to (A) the information set forth in the Company Information, (B) any financial projection, forecast, prediction or estimate relating to the Company, Los Gatos and their Subsidiaries, or any projection, forecast, prediction or estimate with respect to the mineral endowment of the properties of the Company, Los Gatos and their Subsidiaries, in each case whether or not included in the Company Information or any management presentation, or (C) any other information concerning the Company, Los Gatos and their Subsidiaries, the Business, or the Transactions. Except as expressly set forth in this Agreement, the Company makes no representation or warranty, express or implied, as to the merchantability, satisfactory quality, or fitness for any particular purpose of the Business or any of its assets or properties.

Section 5.06. Additional Equity Issuances.

(a) If, following the date hereof and prior to the Closing Date, the board of directors of the Company (the “Board of Directors”) determines that the Company requires additional funding for its operations, the Company may issue and sell to any Electrum Party (as defined in the Stockholders Agreement), and any Electrum Party may purchase, up to an aggregate of 600,000 shares of Company Common Stock at the per share Purchase Price; provided, however, that the Electrum Parties may not purchase more than 150,000 shares of Company Common Stock in any 30 day period. The Company and Investor acknowledge and agree that (i) no Electrum Party has any obligation, commitment or agreement to purchase any shares of Company Common Stock pursuant to this Section 5.06(a); and (ii) each Electrum Party shall have the right, in its sole and absolute discretion, to refuse or decline to purchase any shares of Company Common Stock pursuant to this Section 5.06(a).

(b) At any time after March 15, 2011 and before the Closing Date, the Company may sell and issue up to an aggregate of 1,000,000 shares of equity securities of the Company (including Company Common Stock) to any Person on customary terms at a per share purchase price greater than or equal to the per share Purchase Price; provided, however, that if the Company sells and issues equity securities of the Company other than Company Common Stock, for purposes of this Section 5.06(b), the total number of shares of such securities sold and issued shall be the total number of shares of Company Common Stock into which such securities are convertible, exchangeable or exercisable. In connection with any such sale of equity securities by the Company, Liberty will have preemptive rights with respect to such sale as Liberty will be entitled to under Section 4.01 of the Stockholders Agreement; provided, however, that Liberty will have no right to purchase any shares pursuant to this provision unless and until the Closing has occurred and any necessary filings or clearances have been received.

(c) Following the date hereof and prior to the Closing Date, the Company may grant restricted Company Common Stock or other equity compensation awards to employees, directors and consultants of the Company or its Subsidiaries; provided, however, that the number if such shares or securities so granted shall not exceed 4,712,477 shares of Company Common Stock; provided, further, that if the Company grants equity compensation awards other than Company Common Stock, for purposes of this Section 5.06(c), the total number of shares of such equity compensation awards granted shall be the total number of shares of Company Common Stock into which such awards are convertible, exchangeable or exercisable.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01. Conditions to Obligations of the Company and Investor. The respective obligations of Investor and the Company to consummate the Transactions will be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived (to the extent such condition may be waived by such party) in writing:

(a) No Injunction. No Law and no injunction or other order issued by any court or other Governmental Authority of competent jurisdiction or other legal or regulatory prohibition shall be in effect, in each case that would prevent or make illegal the consummation of the Transactions.

(b) HSR Act; Governmental Consents. The waiting period (and any extensions thereof) applicable to the Transactions under the HSR Act shall have expired or been terminated.

(c) Merger. The Merger shall have been consummated.

Section 6.02. Conditions to Investor’s Obligations. The obligations of Investor to consummate the Transactions are subject to the satisfaction or waiver of each of the following further conditions:

(a) The representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Closing Date as though made on the Closing Date, except to the extent expressly made as of an earlier date (in which case they shall be true and correct as of such date), in each case except for such failures to be true and correct, individually or in the aggregate, that would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the ability of the Company to, and to cause its Subsidiaries to, consummate the Transactions. Investor shall have received a certificate, dated the Closing Date, signed on behalf of the Company by an authorized officer of the Company to such effect.

(b) The Company shall have performed in all material respects each obligation and agreement to be performed by it at or prior to Closing, and shall have complied in all material respects with each covenant required by this Agreement to be performed or complied with by it at or prior to the Closing, and Investor shall have received a certificate, dated the Closing Date, signed on behalf of the Company by an authorized officer of the Company to such effect.

(c) No Property Material Adverse Effect shall have occurred; provided, however, that this condition shall be deemed satisfied in the event that Investor does not properly deliver a Defect Termination Notice.

(d) Prior to or at the Closing, the Company shall have delivered to Investor the items to be delivered pursuant to Section 2.04.

(e) The Company shall have duly executed and delivered the Stockholders Agreement and the Stockholders Agreement shall be in full force and effect.

Section 6.03. Conditions to the Company’s Obligations. The obligations of the Company to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) The representations and warranties of Investor contained in this Agreement shall be true and correct on and as of the Closing Date as though made on the Closing Date, except to the extent expressly made as of an earlier date (in which case they shall be true and correct as of such date), in each case except for such failures to be true and correct, individually or in the aggregate, that would not reasonably be expected to prevent or materially delay the ability of Investor to consummate the Transactions. The Company shall have received a certificate, dated the Closing Date, signed on behalf of Investor by an authorized officer of Investor to such effect.

(b) Investor shall have performed in all material respects each obligation and agreement to be performed by it at or prior to Closing, and shall have complied in all material respects with each covenant required by this Agreement to be performed or complied with by it at or prior to the Closing, and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Investor by an authorized officer of Investor to such effect.

(c) Prior to or at the Closing, Investor shall have delivered to the Company the items to be delivered pursuant to Section 2.05.

(d) Investor shall have duly executed and delivered the Stockholders Agreement and the Stockholders Agreement shall be in full force and effect.

Section 6.04. Frustration of Closing Conditions. Neither Investor nor the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur as required by, and subject to the limitations set forth in, Section 5.03.

ARTICLE VII

TERMINATION

Section 7.01. Termination.

This Agreement may be terminated at any time prior to the consummation of the Closing under the following circumstances:

(a) by mutual written consent of Investor and the Company;

(b) by either the Company or Investor upon written notice to the other if the Closing shall not have been consummated on or before May 30, 2011 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to a party if such party’s or such party’s Affiliates willful act or willful failure to act has been the cause of or resulted in the failure of the Closing to be consummated on or before the Termination Date;

(c) by Investor upon written notice to the Company if any of the conditions to the Closing set forth in Section 6.02 shall have become incapable of fulfillment by the Termination Date and shall not have been waived in writing by Investor;

(d) by the Company upon written notice to Investor if any of the conditions to the Closing set forth in Section 6.03 shall have become incapable of fulfillment by the Termination Date and shall not have been waived in writing by the Company;

(e) by Investor, if a Property Material Adverse Effect exists and Investor properly delivers a Defect Termination Notice in accordance with Section 2.03; provided, however, that in the event that (i) Investor properly delivers a Defect Termination Notice to the Company and (ii) the Company disputes the existence of a Property Material Adverse Effect, such dispute shall be resolved in accordance with Section 9.07; provided, further, that, notwithstanding any provision in this Agreement to the contrary, there shall be no limitation on the damages payable by Investor to the Company in connection with the foregoing; or

(f) by either Investor or the Company upon written notice to the other if there shall be in effect a final, non-appealable order of a court or government administrative agency of competent jurisdiction permanently prohibiting the consummation of the Transactions.

Section 7.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement, except for the provisions of Section 3.14, Section 4.07, Section 5.04, Article IX and this Section 7.02, shall become void and shall be of no further effect, without any liability on the part of any party hereto or its directors, officers or stockholders; provided, however, that nothing herein shall relieve either party from liability for any breach of any covenant contained herein.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

Section 8.01. Survival.

(a) The representations and warranties contained in this Agreement and in the closing certificates delivered pursuant to Sections 2.04 and 2.05 shall survive the Closing until the date that is 12 months following the Closing Date.

(b) The covenants and agreements made by each party in this Agreement shall survive the Closing, unless specified to the contrary herein.

(c) The foregoing notwithstanding, if written notice of a claim for indemnification has been given pursuant to Section 8.01(a) or (c) prior to the expiration of the applicable survival period, then the party seeking indemnification in respect of such claim shall continue to have the right to be indemnified (to the extent such indemnification is available pursuant hereto) with respect to such indemnification claim until such claim has been satisfied or resolved pursuant to this Article VIII (which may, for the avoidance of doubt, include a determination that no indemnification is warranted).

Section 8.02. Indemnification.

(a) Subject to this Article VIII, from and after the Closing Date, the Company hereby indemnifies each Investor Indemnitee against and agrees to hold each of them harmless (without duplication) from any and all actual and direct Damages incurred or suffered by any Investor Indemnitee to the extent arising out of or based upon (i) any representation or warranty of the Company contained in this Agreement not being true and correct when made or deemed made or (ii) any breach or nonperformance of any covenant or agreement made or to be performed by the Company pursuant to this Agreement (other than representations or warranties which are solely the subject of the preceding clause (i)).

(b) No indemnification by the Company shall be due and payable under Section 8.02(a)(i) in respect of any Company Breach or Company Title Breach unless and until the cumulative amount of all Damages arising out of or resulting from all such Company Breaches and Company Title Breaches exceeds the Basket Amount, whereupon the Company will be obligated to indemnify the Investor Indemnitees for the cumulative amount of all Damages incurred or suffered by the Investor Indemnitees, including those not in excess of the Basket Amount. The Company shall not be obligated to indemnify any Investor Indemnitee for Damages arising out of or resulting from all Company Breaches and Company Title Breaches under this Agreement in an aggregate amount in excess of the Maximum Amount. The limitations on indemnification set forth in this Section 8.02(b) shall not be applicable to (i) any Company Exception Breach (and the Investor Indemnitees will be entitled to indemnification with respect to any Company Exception Breach without regard to any Basket Amount or Maximum Amount) and (ii) any claim based solely upon fraud. Notwithstanding any other provision in this Agreement to the contrary, under no circumstances will any amount payable by the Company to an Investor Indemnitee under Section 8.02(a)(i) with respect to a Company Title Breach be greater than the Property Damages arising out of or based upon such Company Title Breach.

(c) Subject to this Article VIII, from and after the Closing Date, Investor hereby indemnifies each Company Indemnitee against and agrees to hold each of them harmless (without duplication) from any and all Damages incurred or suffered by any Company Indemnitee to the extent arising out of or based upon (i) any representation or warranty of Investor contained in this Agreement not being true and correct when made or deemed made or (ii) any breach or nonperformance of any covenant or agreement made or to be performed by Investor pursuant to this Agreement (other than representations or warranties which are solely the subject of the preceding clause (i)).

(d) Investor shall not be obligated to indemnify any Company Indemnitee for Damages arising out of or resulting from all Investor Breaches under this Agreement in an aggregate amount in excess of the Maximum Amount. The limitations on indemnification set forth in this Section 8.02(d) shall not be applicable to (i) any Investor Exception Breach (and the Company Indemnitees will be entitled to indemnification with respect to any Investor Exception Breach without regard to any Maximum Amount) and (ii) any claim based solely upon fraud.

Section 8.03. Procedures.

(a) The Investor Indemnitee or Company Indemnitee seeking indemnification under Section 8.02 (the “Indemnified Party”) agrees to give prompt written notice in accordance herewith (the “Claim Notice”) to the party or parties against whom indemnity is sought (the “Indemnifying Party”) of the assertion or discovery of any claim or demand, or the commencement of any suit, action, investigation or proceeding (any such claim, demand, suit, action, investigation or proceeding, a “Claim”) in respect of which indemnity may be sought under Section 8.02 (and such notice shall be within ten Business Days following the earlier of the Indemnified Party becoming aware of the Claim or receipt by the Indemnified Party of notice of the Claim, or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such Claim, and include a statement specifying the basis of such Claim) and will provide the Indemnifying Party such information with respect thereto in its possession that the Indemnifying Party may reasonably request; provided, however, that failure to give such notification within the time provided shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure; provided, further, that it is understood that, prior to seeking the indemnification provided hereunder, the Indemnified Party shall provide the Indemnifying Party with a Claim Notice with respect thereto. The Claim Notice shall set forth in reasonable detail (i) the facts and circumstances giving rise to such claim for indemnification, (ii) the nature of the Damages suffered or incurred or expected to be suffered or incurred, (iii) a reference to the provisions of this Agreement in respect of which such Damages have been suffered or incurred or are expected to be suffered or incurred, (iv) the amount of Damages actually suffered or incurred, and, to the extent the Damages have not yet been suffered or incurred, a good faith estimate, to the extent then reasonably estimable, of the amount of Damages that would reasonably be expected to be suffered or incurred and (v) in the case of a third party Claim, in addition to the foregoing, the amount or estimated amount of damages (including any Damages) sought thereunder by such Person, any other remedy sought by such Person, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto).

(b) In the case of a Claim asserted by a Person not a party hereto (including a Claim that may be asserted by a Governmental Authority), the Indemnifying Party may, but shall not be required to, elect to exercise full control of the defense, compromise or settlement of any such third party Claim by, within 20 Business Days (or such greater time as may be reasonable) of receiving the Claim Notice concerning such indemnity claim, delivering written notice to such Indemnified Party of the Indemnifying Party’s intention to assume the defense thereof. If the Indemnifying Party does not elect to assume the defense thereof, then the Indemnified Party may retain one counsel, and one local counsel, if necessary for the effective defense of the Claim (each reasonably satisfactory to the Indemnifying Party), and assume control of the defense of such Claim.

(c) If the Indemnifying Party so assumes the defense of any such Claim in accordance herewith, then such Indemnified Party shall cooperate with the Indemnifying Party in any manner that the Indemnifying Party reasonably may request in connection with the defense, compromise or settlement thereof. If the Indemnifying Party so assumes the defense of any such Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control in any manner) the defense, compromise or settlement thereof, but the fees and expenses of such counsel shall be at the sole expense of such Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, or (ii) such Indemnified Party shall have been advised by its regular outside counsel that a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such action would reasonably be expected (in which case the Indemnifying Party shall not have the right to control the defense, compromise or settlement of such action on behalf of the Indemnified Party), and in any such case described in clauses (i) or (ii) the reasonable fees and expenses of one counsel, and one local counsel, if necessary for the effective defense of the Claim (each reasonably satisfactory to the Indemnifying Party) for all Indemnified Parties shall be borne by the Indemnifying Party.

(d) No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any such action for which it is entitled to indemnification hereunder without the prior consent of the Indemnifying Party. The Indemnifying Party shall not, without the consent of such Indemnified Party, settle or compromise or consent to entry of any judgment with respect to any such Claim (i) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party (other than a relief seeking rescission of this Agreement) or (ii) that does not include as an unconditional term thereof the giving to such Indemnified Party by the claimant, the party conducting such investigation, plaintiff or petitioner of a release from all liability with respect to such Claim.

(e) The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a third party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

Section 8.04. Exclusivity. Following the Closing, except in the case of (a) common law fraud and (b) with respect to matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available, the sole and exclusive remedy of the parties with respect to any and all claims arising from any breach of this Agreement or any of the other matters addressed in Section 8.02 (other than matters relating to the Stockholders Agreement) shall be pursuant to the indemnification provisions set forth in this Article VIII.

Section 8.05. Additional Limitations and Adjustments.

(a) In the event of any Damage in respect of which an Indemnified Party asserts an indemnification claim, the Indemnified Party shall take commercially reasonable measures to mitigate the consequences of such Damage.

(b) No Indemnified Party shall be entitled to any indemnification hereunder to the extent that such indemnification would constitute a duplicative payment for the same Damage.

(c) Any indemnity payment due and payable by the Indemnifying Party under this Agreement shall be net of (and, for the avoidance of doubt, reduced, whether retroactively or otherwise by) any and all insurance proceeds and recoveries in respect of indemnification obligations actually received by the Indemnified Party or Affiliate thereof in respect of such Damages, whether such proceeds are received before or after indemnity payments are made; provided that such proceeds and recovery will be determined net of the reasonable, out-of-pocket costs and expenses incurred in connection with or otherwise related to prosecuting the claims necessary to obtain such proceeds and recovery.

(d) Without limiting the foregoing, if any Indemnified Party receives from any Person any amounts in respect of Damages previously paid by the Indemnifying Party or obtains any judgment or award in any litigation relating to such Damages previously paid by the Indemnifying Party, such Indemnified Party shall promptly distribute to the Indemnifying Party all such amounts received, net of all reasonable, out-of-pocket costs and expenses (including reasonable legal fees and expenses) incurred in connection with obtaining such amounts, judgments or awards, up to the amount of the payment that the Indemnifying Party had made to the Indemnified Party with respect to such Damages.

(e) If an Indemnified Party receives payment from an Indemnifying Party in respect of any Damages, and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying claim or demand asserted against such Indemnifying Party, such Indemnified Party shall, to the extent permitted by applicable Law, assign such of its rights to proceed against the Potential Contributor as are necessary or desirable to permit such Indemnifying Party to recover from the Potential Contributor the amount of such payment.

(f) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “wind-fall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

(g) No claim may be asserted under this Article VIII (i) by Investor (or any Investor Indemnitee) against the Company if Investor (or any Investor Indemnitee) had knowledge, on or before the Closing, of any fact, event, circumstance or condition giving rise to such claim; or (ii) by the Company (or any Company Indemnitee) against Investor if the Company (or any Company Indemnitee) had knowledge, on or before the Closing, of any fact, event, circumstance or condition giving rise to such claim.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:

if to Investor, to:	Liberty Metals & Mining Holdings, LLC
175 Berkeley Street, 18th Floor
Boston, Massachusetts 02116
Attention: Diana Walters, President
Fax: (617) 482-3504

with a copy to:	Thompson & Knight LLP
900 Third Avenue, 20th Floor
New York, New York 10022-4728
Attention: Matthew Cohen, Esq.
Fax: (212) 999-1613

if to the Company, to:	Sunshine Silver Mines Corporation
c/o Tigris Financial Group Ltd.
535 Madison Avenue, 11th Floor
New York, New York 10022
Attention: Andrew Shapiro, Esq.
Fax: (646) 365-1600

with a copy to:	Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112
Attention: Jonathan Gordon, Esq.
Fax: (212) 259-2508

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All notices and other communications given to a party in accordance with the provisions of this Agreement shall be deemed to have been given (a) when delivered by hand or transmitted by telecopy (answer back received), if received prior to 5:00

p.m. on a Business Day, otherwise on the next Business Day; (b) one Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt requested and received; or (c) if earlier, upon actual receipt by the party.

Section 9.02. No Third-Party Beneficiaries. Other than as provided in Sections 8.02, 8.03 and 9.05, this Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the parties hereto.

Section 9.03. Amendments; Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. For the avoidance of doubt, any provision of any Exhibit to this Agreement may be amended if, but only if, such amendment is in writing and is signed by each party to this Agreement.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

(c) Any consent provided under this Agreement must be in writing, signed by the party against whom enforcement of such consent is sought.

Section 9.04. Expenses. Regardless of whether the Transactions are consummated, except as otherwise expressly provided herein, each of the parties hereto shall pay its own expenses incident to this Agreement, the Stockholders Agreement and the consummation of the Transactions (including legal fees and filing fees).

Section 9.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors (by merger, consolidation, transfer or otherwise) and permitted assigns. None of the parties hereto shall be permitted to assign its rights under this Agreement to any Person without the prior written consent of the other parties hereto; provided, however, that Investor may, upon prior notice to the Company, assign its rights and obligations hereunder to a wholly-owned Subsidiary of Investor but no such assignment shall release Investor from any Liabilities hereunder.

Section 9.06. Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of the State of New York (including Section 5-1401 of the General Obligations Law of the State of New York but otherwise without regard to conflicts of Laws principles).

Section 9.07. Arbitration. To the extent permitted by Law, the parties mutually agree to waive any right either may have to seek remedies in court, including a jury trial in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or related to this Agreement. The parties agree that in the event of any dispute arising out of, relating to or in connection with this Agreement, such dispute shall be resolved exclusively by arbitration to be conducted only in the county and state of New York, New York in accordance with the rules of JAMS (“JAMS”) applying the laws of New York. Disputes shall not be resolved in any other forum or venue. The arbitration shall be conducted by a retired judge who is experienced in resolving similar disputes. Discovery shall not be permitted, except as required by the rules of JAMS. The arbitration award shall not include factual findings or conclusions of law, and no punitive damages shall be awarded. The parties understand that their right to appeal or to seek modification of any ruling or award of the arbitrator is severely limited. Any award rendered by the arbitrator shall be final and binding, and judgment may be entered on it in any court of competent jurisdiction. Notwithstanding the foregoing, any party may seek an injunction in any court of competent jurisdiction (a) pursuant to Section 9.08 or (b) to the limited extent necessary to preserve the status quo during the pendency of the final resolution of any dispute arising out of or related to this Agreement in accordance with this Section 9.07; provided, however, that, with respect to the foregoing, (i) any such proceeding shall be brought exclusively in the state courts in the State of New York located in New York, New York or in the federal courts located in the State of New York; and (ii) each party consents to personal jurisdiction in such proceeding in any such court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now have to the laying of the venue of any such proceeding in any such court or that any such proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.08. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Company, on the one hand, or Investor, on the other hand, whichever is not in breach of this Agreement, will be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which it may be entitled at Law or in equity, without the necessity of posting or securing any bond with respect thereto.

Section 9.09. Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, all of which shall be considered the same agreement. Signature pages from separate identical counterparts may be combined with the same effect as if the parties signing such signature page had signed the same counterpart. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 9.10. Captions. The table of contents and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 9.11. Disclosure Schedule. When a reference is made in this Agreement to the Disclosure Schedule, such reference shall be to the Disclosure Schedule delivered or deemed delivered herewith on the date hereof by the Company, and not to any supplement to, or change or modification of, such Disclosure Schedule.

Section 9.12. Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto or delivered in connection herewith) and the Stockholders Agreement constitute the entire agreement among the parties hereto with respect to the matters covered hereby and thereby, and all written or oral agreements, representations, warranties or covenants previously existing between the parties with respect to such subject matter are cancelled and are not part of this Agreement or the Stockholders Agreement.

Section 9.13. Publicity; Public Announcements. Investor and the Company will reasonably cooperate with each other in connection with the issuance of mutually acceptable press releases to be issued on or promptly after the date of execution hereof announcing the execution of this Agreement. Each of Investor and the Company agrees not to, and to cause each of their respective Affiliates not to, issue, or cause or permit to be issued, any press release or other public statement regarding this Agreement or the Transactions without the prior written consent of the other, except, if, in the reasonable judgment of the party seeking to make disclosure, such release or statement is required by applicable Law (including the rules and regulations of the United States Securities and Exchange Commission) or by any securities exchange or association on which such Person’s securities are listed or traded (including pursuant to any listing agreement), in which case the party required to make the release or announcement shall, to the extent practicable, provide the other party a reasonable opportunity to comment on such release or announcement (so as to confirm the accuracy of any statements therein regarding such other party, among other things) and shall consider in good faith any such timely comments made.

Section 9.14. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible; provided, however, that in the absence of an agreement as to how to modify this Agreement, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto, and such invalid, void or unenforceable provision of this Agreement shall be replaced with a valid and enforceable provision that will achieve, to the fullest extent possible, the economic, business and other purposes of such severed provision.

Section 9.15. No Strict Construction. The Company and Investor each acknowledge that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.

Section 9.16. Foreign Currencies. Unless otherwise stated, all currency specified shall be in U.S. dollars. Except as otherwise provided herein, all foreign currency shall be converted to U.S. dollar equivalents determined on the basis of the spot rate of exchange (closing mid-point) published in the United States edition of the Financial Times on the Business Day immediately prior to the applicable date of determination (or, if the Financial Times is not published on such date, the next preceding date on which it is published).

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY:

SUNSHINE SILVER MINES CORPORATION

By:	/s/ Michael Williams
	Name:	Michael Williams
	Title:	President

INVESTOR:

LIBERTY METALS & MINING HOLDINGS, LLC

By:	/s/ Diana Walters
	Name:	Diana Walters
	Title:	President & CEO

Exhibit A

Form of Stockholders Agreement

SUNSHINE SILVER MINES CORPORATION

STOCKHOLDERS AGREEMENT

AS OF [—], 2011

-i-

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (this “Agreement”) is entered into as of [—], 2011 by and among Sunshine Silver Mines Corporation, a Delaware corporation (the “Company”), and each of the stockholders listed on Schedule A hereto (each, a “Stockholder,” and collectively, the “Stockholders”).

W I T N E S S E T H

WHEREAS, the Company and Liberty Metals & Mining Holdings, LLC, a Delaware limited liability company (“Liberty”), have entered into a Purchase Agreement, dated as of February 8, 2011 (the “Purchase Agreement”), pursuant to which Liberty is acquiring the Initial Liberty Securities (as defined below); and

WHEREAS, it is a condition precedent to the Company’s and Liberty’s obligations under the Purchase Agreement that the parties enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS AND OTHER MATTERS

Section 1.01. Certain Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below.

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person; provided, however, that for purposes of this Agreement, neither the Company nor any of its Subsidiaries shall be considered an Affiliate of Liberty or any Electrum Party. For purposes of this Agreement, each Electrum Party shall be deemed to be an Affiliate of each other Electrum Party.

“Beneficial Ownership” (and derivative terms) means beneficial ownership within the meaning of Rule 13d-3 under the Exchange Act and any successor regulation; provided, however, that, in determining Beneficial Ownership, without duplication, equity securities that may be acquired pursuant to Rights to acquire equity securities that are exercisable more than 60 days after a date shall nevertheless be deemed to be Beneficially Owned.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized or required by Law or action of a Governmental Authority to be closed.

“Bylaws” means the bylaws of the Company, as amended.

“capital stock” means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock or partnership or membership interests, whether common or preferred.

“Certificate of Incorporation” means the certificate of incorporation of the Company, as amended.

“Common Stock” means the common stock, no par value, of the Company.

“Confidential Information” means any confidential or proprietary information which a Stockholder (or such Stockholder’s Stockholder Designee) obtains from the Company, whether pursuant to financial statements, reports and other materials provided by the Company to such Stockholder (or such Stockholder’s Stockholder Designee) pursuant to the terms of this Agreement or otherwise.

“Contract” means any mortgage, indenture, lease, contract, agreement, instrument, bond or note.

“Control” (including its correlative meanings, the terms “Controlling,” “Controlled by” and “under common Control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the Beneficial Ownership of voting securities, by Contract or otherwise.

“Drag-Along Rights” means the rights granted to the Electrum Parties pursuant to Section 3.05 to require Liberty to Transfer Liberty Securities.

“Electrum Group Holders” means CGT Management Ltd. and Electrum Silver Holdings LLC.

“Electrum Parties” means the Electrum Group Holders, Tigris and all Electrum Permitted Transferees that hold Equity Securities of the Company.

“Electrum Permitted Transferee” means (a) any Electrum Party; (b) any Affiliate of an Electrum Party; (c) Thomas S. Kaplan or Dafna Recanati Kaplan; (d) any spouse, parent, sibling or descendant (including by adoption) of either of the Persons referred to in clause (c) above; (e) any trust created for the benefit of any of the Persons described in clauses (c) or (d) above or any trust for the benefit of such trust; or (f) any Person Controlled by one or more of the Persons referred to in clauses (a), (b), (c), (d) or (e) above.

“Electrum Securities” means, with respect to an Electrum Party, the Equity Securities owned by such Electrum Party from time to time and at all times.

“Equity Securities” means Common Stock and any other securities hereafter issued by the Company that are entitled to vote generally in the election of directors.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“GAAP” means United States generally accepted accounting principles.

“Governmental Approval” means any notice to, filing with or approval or consent of a Governmental Authority required by applicable Law with respect to any action, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Governmental Authority” means any U.S. federal, state or local or any foreign court, governmental department, commission, authority, board, bureau, agency or other instrumentality.

“IFRS” means International Financial Reporting Standards.

“Implied Valuation Amount” means, with respect to a Material Subsidiary Transaction, an amount in U.S. dollars equal to the product of (a) the sum of (i) the pre-tax amount of any proceeds received, or to be received, by the Company or a Subsidiary of the Company as consideration in connection with such Material Subsidiary Transaction and (ii) the fair market equity value of the Company and its remaining Subsidiaries (excluding the Material Subsidiary that is involved in the Material Subsidiary Transaction), taken as a whole, calculated as of immediately prior to the consummation of such Material Subsidiary Transaction (by definition excluding, for purposes of such equity value calculation, any liabilities to be assumed by a third party or otherwise transferred with the Material Subsidiary in connection with such Material Subsidiary Transaction), in each case, as determined by the Board of Directors in good faith, multiplied by (b) a fraction, (i) the numerator of which is the number of Initial Liberty Securities Beneficially Owned by Liberty as of immediately prior to the consummation of such Material Subsidiary Transaction (as adjusted for stock splits, dividends, recapitalizations and the like) and (ii) the denominator of which is the total number of shares of the Company’s outstanding Common Stock as of immediately prior to the consummation of such Material Subsidiary Transaction. For the avoidance of doubt, the fair market equity value of the Company and its remaining Subsidiaries shall be calculated as the fair market enterprise value of the Company and such remaining Subsidiaries, taken as a whole, after giving effect to the Material Subsidiary Transaction, less any liabilities retained by the Company and such remaining Subsidiaries. Notwithstanding the foregoing, in the event that the pre-tax amount of any proceeds received, or to be received, by the Company or a Subsidiary of the Company as consideration in connection with such Material Subsidiary Transaction and all liabilities that are transferred or assumed in connection with such Material Subsidiary Transaction is greater than $40,250,000.00, then, at Liberty’s request, the Company shall hire an independent appraiser, selected by the Board of Directors in good faith and reasonably acceptable to Liberty, for the purpose of determining the fair market valuations to be used in the calculation of the Implied Valuation Amount. All fees and expenses of such independent appraiser will be allocated equally between the Company and Liberty.

“Initial Liberty Securities” means Liberty Securities purchased by Liberty pursuant to the Purchase Agreement at the Closing (as defined in the Purchase Agreement).

“Law” means any law (including common law), statute, code, ordinance, rule, regulation, injunction, registration, permit, order, license, authorization, decree, judgment or other directive of any Governmental Authority.

“Liberty Minimum Return” means, at the time of determination, an amount, in cash, equal to (a) the applicable percentage set forth on Schedule B hereto of the per share purchase price (as adjusted for stock splits, dividends, recapitalizations and the like) paid by Liberty to the Company under the Purchase Agreement for the Initial Liberty Securities multiplied by (b) the number of Initial Liberty Securities then Beneficially Owned by Liberty.

“Liberty Permitted Transferee” means any Person Controlled by Liberty.

“Liberty Securities” means the Equity Securities Beneficially Owned by Liberty from time to time and at all times.

“Lien” means any lien, mortgage, pledge, security interest, encumbrance or other similar security arrangement which grants to any Person any security interest, including any restriction on the transfer of any asset, any right of first offer, right of first refusal, right of first negotiation or any similar right in favor of any Person, any restriction on the receipt of any income derived from any asset and any limitation or restriction on the right to own, vote, sell or otherwise dispose of any security.

“Material Subsidiary” means a Subsidiary of the Company the Material Subsidiary Percentage of which equals at least ten percent.

“Material Subsidiary Percentage” means the percentage determined by dividing the fair market value of a Material Subsidiary by the aggregate fair market value of the Company and its Subsidiaries, taken as a whole, in each case, as determined by the Board of Directors in good faith.

“New Securities” means shares of Equity Securities which the Company proposes to offer, issue or sell following the date of this Agreement; provided, however, that none of the following shall constitute New Securities: (a) securities issued in a public offering pursuant to a registration under the 1933 Act registered with the Securities and Exchange Commission or under the securities Laws of the United Kingdom or Canada or (b) securities, including Rights, issued pursuant to any incentive stock or other plan or Contract of the Company for the benefit of its employees, directors or consultants, provided, however, that the number of such securities so issued by the Company (together with any securities issued pursuant to Section 5.06(c) of the Purchase Agreement) shall not exceed ten percent of the Company’s outstanding Common Stock as of the date hereof (as adjusted for stock splits, dividends, recapitalizations and the like); (c) securities issued by the Company in connection with a joint venture or an acquisition (including by way of merger, consolidation or binding share exchange) by the Company of the capital stock, other equity interests or assets of another Person in a transaction pursuant to which all or part of the consideration payable in connection with such acquisition consists of securities of the Company, including Rights to acquire securities of the Company; (d) securities issued pursuant to the exercise of the Preemptive Right pursuant to Section 4.01; (e) securities issued by the Company in connection with any stock split, stock dividend, reverse stock split, recapitalization or the like occurring after the date of this Agreement; or (f) in the case of any right, option, warrant or other securities convertible into, or exercisable or exchangeable for, any other securities that are excluded from the definition of New Securities pursuant to clauses (a) through (e) above, any other securities issued upon the exercise, exchange or conversion of any such right, option, warrant or other convertible, exchangeable or exercisable security.

“Permitted Transferee” means, as applicable, an Electrum Permitted Transferee or a Liberty Permitted Transferee.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Premium Excess Amount” means the sum in U.S. dollars of (a) the amount by which any pre-tax proceeds received, or to be received in connection with a Transfer of Liberty Securities , by Liberty or any Liberty Permitted Transferee in connection with any Transfer (such Transfer, a “Liberty Stock Sale”) of Liberty Securities (other than any such Transfer to a Liberty Permitted Transferee) exceeded the Stock Sale Minimum Amount, as calculated for such transaction as of the consummation of such transaction, and (b) the sum of (i) the pre-tax amount of any cash dividends or distributions made by the Company or any Subsidiary of the Company to Liberty or any Liberty Permitted Transferee, (ii) the pre-tax amount of any cash received by Liberty or any Liberty Permitted Transferee in connection with a redemption or repurchase of Liberty Securities and (iii) the pre-tax fair market value, as determined by the Board of Directors in good faith, of any dividends or distributions of equity securities (excluding any equity securities of the Company) made by the Company or any Subsidiary of the Company to Liberty or any Liberty Permitted Transferee.

“Public Company” means a Person (a) that is subject to the reporting requirements of Sections 13 and 15(d) of the Exchange Act; or (b) whose securities are listed on a major international exchange, including, without limitation, the London Stock Exchange and the Toronto Stock Exchange.

“Purchase Agreement” means that certain Purchase Agreement, dated as of February 8, 2011, between the Company and Liberty.

“Qualifying Sale” means (a) a transaction, or series of related transactions, in which all or substantially all of the Electrum Securities will be Transferred for cash, in connection with which Liberty will receive, if Liberty Transfers Liberty Securities in connection with such Qualifying Sale, a pre-tax amount (plus any Premium Excess Amount) greater than or equal to the Liberty Minimum Return with respect to the Initial Liberty Securities Beneficially Owned by Liberty as of the consummation of such Qualifying Sale (a “Stock Sale”) or (b) a merger or consolidation of the Company with or into a Public Company (or a Subsidiary of a Public Company if, in connection with such merger or consolidation, holders of Equity Securities of the Company receive capital stock of such Public Company in exchange for such Equity Securities).

“Restriction” means, with respect to any capital stock, equity interest or security, any voting or other trust or agreement, option, warrant, preemptive right, right of first offer, right of first refusal, escrow arrangement, proxy, buy-sell agreement, power of attorney or other Contract that, conditionally or unconditionally, (a) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to sell or otherwise dispose of or issue, or otherwise results or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may result in any Person acquiring, (i) any of such capital stock or other equity interest or security; (ii) any of the proceeds of, or any distributions paid or that are or may become payable with respect to, any of such capital stock or other equity interest or security; or (iii) any interest in such capital stock or other equity interest or security or any such proceeds or distributions; (b) restricts or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to restrict the transfer or voting of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any such capital stock or other equity interest or security or any such proceeds or distributions; or (c) creates or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to create a Lien or purported Lien affecting such capital stock or other equity interest or security, proceeds or distributions.

“Rights” means, when used with respect to a Person, securities of such Person (which may include equity securities) that (contingently or otherwise) are exercisable, convertible or exchangeable for or into equity securities of such Person (with or without consideration) or that carry any right to subscribe for or acquire equity securities or securities exercisable, convertible or exchangeable for or into equity securities of such Person.

“Subsidiary” when used with respect to any Person, means (a) a corporation a majority in voting power of whose share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar Lien, (b) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (i) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (ii) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (c) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (i) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar Lien, or (ii) in the absence of such a governing body, at least a majority ownership interest.

“Stock Sale Minimum Amount” means, at the time of determination, an amount equal to (a) the applicable percentage set forth on Schedule B hereto of the per share purchase price (as adjusted for stock splits, dividends, recapitalizations and the like) paid by Liberty to the Company under the Purchase Agreement for the Initial Liberty Securities multiplied by (b) the number of Liberty Securities being Transferred in such Liberty Stock Sale.

“Stockholder Designee” means, with respect to a Stockholder, any director designated by such Stockholder pursuant to Section 2.02 and elected by the holders of Common Stock.

“Tigris” shall mean Tigris Financial (International) L.P., a limited partnership organized and existing in the Cayman Islands, and Tigris Financial Group Ltd., a company organized and existing under the laws of the State of Delaware.

“Transfer” means any sale, gift, exchange, conveyance, pledge, transfer or other disposition, either directly or indirectly, of capital stock of the Company (including through the sale, exchange, relinquishment or other transfer, directly or indirectly, of a Controlling interest in a Person holding shares of such capital stock); provided, however, that none of the following shall constitute a Transfer: (a) any transfer pursuant to any tender or exchange offer approved by a majority of the Board of Directors; (b) a transfer by operation of Law in connection with any merger, consolidation, statutory share exchange or similar transaction involving the Company; (c) a transfer pursuant to a plan of liquidation of the Company that has been approved by a majority of the Board of Directors.

“Transfer Notice” means, as applicable, an Electrum Transfer Notice or a Liberty Transfer Notice.

“Valuation Threshold” means, with respect to a Material Subsidiary Transaction, the amount in U.S. dollars equal to (a) the Liberty Minimum Return, calculated as of immediately prior to the consummation of such Material Subsidiary Transaction, less (b) any Premium Excess Amount.

Section 1.02. Terms Defined in Other Sections. The following terms are defined elsewhere in this Agreement in the following Sections.

Defined Term	Section
Agreement	Preamble
Company	Preamble
Drag-Along Notice	Section 3.05(a)
Electrum Transfer Notice	Section 3.03(a)
IPO	Section 3.06(a)
JAMS	Section 8.06
Liberty	Recitals
Liberty Stock Sale	Section 1.01
Liberty Transfer Notice	Section 3.04(a)
Material Subsidiary Merger	Section 2.03(c)
Material Subsidiary Sale	Section 2.03(b)
Material Subsidiary Transaction	Section 2.03(c)
Minimum Price	Section 3.04(b)
New Securities Notice	Section 4.01(a)
Preemptive Right	Section 4.01(b)
Preemptive Right Exercise Period	Section 4.01(b)

Purchase Agreement	Recitals
Representatives	Section 4.03(a)
Right of First Offer	Section 3.04(b)
Right of First Offer Exercise Period	Section 3.04(b)
Stockholder	Preamble
Tag-Along Exercise Period	Section 3.03(b)
Tag-Along Right	Section 3.03(b)

Section 1.03. Interpretation. As used herein, except as otherwise indicated herein or as the context may otherwise require, (a) the words “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; (b) the words “hereof,” “herein,” “hereunder” and comparable terms refer to the entirety of this Agreement, including the schedules hereto, and not to any particular article, section or other subdivision hereof or schedule hereto; (c) any pronoun shall include the corresponding masculine, feminine and neuter forms; (d) the singular includes the plural and vice versa; (e) references to any agreement or other document are to such agreement or document as amended and supplemented from time to time; (f) references to any statute or regulation are to it as amended and supplemented from time to time, and to any corresponding provisions of successor statutes or regulations; (g) references to “Article,” “Section” or another subdivision or to a “Schedule” are to an article, section or subdivision hereof or a “Schedule” hereto; (h) all references to “the date hereof,” “the date of this Agreement” or similar terms (but excluding references to the date of execution hereof) refer to the date first above written, notwithstanding that the parties may have executed this Agreement on a later date; and (i) any reference herein to a “day” or number of “days” (without the explicit qualification of “Business”) shall be deemed to refer to a calendar day or number of calendar days and if any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be taken or given on the next succeeding Business Day.

ARTICLE II

CORPORATE GOVERNANCE

Section 2.01. Voting Generally. When any action is required to be taken by a Stockholder pursuant to this Agreement, the Certificate of Incorporation or the Bylaws, such Stockholder agrees to take all steps reasonably necessary to implement such action, including voting at any meeting of stockholders all shares of Equity Securities Beneficially Owned by such Stockholder in favor of such action and/or executing or causing to be executed, as promptly as practicable, a consent in writing to the taking of such action. Any agreement by a Stockholder to vote all Equity Securities Beneficially Owned by such Stockholder in a certain manner shall be deemed, in each instance, to include an agreement by such Stockholder to use its commercially reasonable efforts to take all actions necessary to call, or to cause the Company and the appropriate officers and directors of the Company to call, as promptly as practicable, a special or annual meeting of stockholders to consider such action (and such Stockholder shall thereafter attend any such annual or special meeting in person or by proxy), or to cause a written consent to the taking of such action to be circulated among the stockholders of the Company (and to execute and deliver any such consent to such action). Except as expressly provided herein, any provision in this Agreement, the Certificate of Incorporation or the Bylaws requiring a Stockholder to cause the Board of Directors to take any action shall require such Stockholder (i) to instruct each of its Stockholder Designees to vote in favor of such action or to consent in writing to the taking of such action and (ii) to take such other actions (including the removal and replacement of its Stockholder Designees) as may be reasonably necessary to cause such action to be taken.

Section 2.02. Voting Provisions Regarding Board of Directors.

(a) Each Stockholder agrees to vote, or cause to be voted, all Equity Securities Beneficially Owned by such Stockholder from time to time and at all times as shall be necessary to ensure that the size of the Board of Directors shall be set at a number of directors to be determined from time to time by the Electrum Group Holders.

(b) Each Stockholder agrees to vote, or cause to be voted, all Equity Securities Beneficially Owned by such Stockholder from time to time and at all times in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following individuals shall be elected to the Board of Directors:

(i) for so long as Liberty continues to Beneficially Own at least five percent of the Company’s outstanding Common Stock (as adjusted for stock splits, dividends, recapitalizations and the like), at least one individual designated by Liberty (who shall be reasonably acceptable to the Company), which individual shall initially be Diana Walters; provided, however, that, for so long as Liberty continues to Beneficially Own at least five percent of the Company’s outstanding Common Stock (as adjusted for stock splits, dividends, recapitalizations and the like), in the event there are more than nine members of the Board of Directors, Liberty shall be entitled to designate one or more additional directors (who shall be reasonably acceptable to the Company), if necessary, in order to ensure that the percentage of Liberty designees serving on the Board of Directors most closely approximates the percentage of ownership of the Company’s outstanding Common Stock (as adjusted for stock splits, dividends, recapitalizations and the like) that Liberty Beneficially Owns at such time; and

(ii) the remainder of the Board of Directors shall be designated by the Electrum Group Holders.

(c) In the absence of any designation from any Stockholder with the right to designate a director as specified in Section 2.02(b), the director previously designated by such Stockholder and then serving shall be reelected if still eligible to serve as provided in this Agreement.

(d) Each Stockholder agrees to vote, or cause to be voted, all Equity Securities Beneficially Owned by such Stockholder, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(i) no director elected pursuant to Section 2.02(b) or Section 2.02(c) may be removed from office unless (A) such removal is directed or approved by the affirmative vote of the Stockholder entitled under Section 2.02(b) to designate such director or (B) the Stockholder originally entitled to designate or approve such director pursuant to Section 2.02(b) is no longer so entitled to designate or approve such director;

(ii) any vacancies created by the resignation, removal or death of a director elected pursuant to Section 2.02(b) or Section 2.02(c) shall be filled pursuant to the provisions of this Section 2; and

(iii) upon the request of any Stockholder entitled to designate a director as provided in Section 2.02(b) to remove such director, such director shall be removed.

(e) If Liberty loses the right to designate a director pursuant to Section 2.02(b)(i), Liberty shall cause its Stockholder Designee to resign from the Board of Directors and shall take such action (including to vote, or cause to be voted, all Equity Securities Beneficially Owned by Liberty and its Affiliates from time to time and at all times in whatever manner) as shall be necessary to remove its Stockholder Designee from the Board of Directors.

(f) No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating a Person for election as a director for any act or omission by such designated person in such Person’s capacity as a director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

Section 2.03. Matters Requiring Approval of Liberty. For so long as Liberty continues to Beneficially Own at least ten percent of the Company’s outstanding Common Stock (as adjusted for stock splits, dividends, recapitalizations and the like), the Company shall not take, nor cause any of its Subsidiaries to take, any of the following actions without (in addition to any other vote required by Law or the Certificate of Incorporation) the prior written consent of Liberty:

(a) (i) effect any liquidation, dissolution or winding up of the business and affairs of the Company; (ii) file any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium Law or any other Law for the relief of, or relating to, debtors, now or hereafter in effect; or (iii) make any assignment for the benefit of creditors;

(b) (i) sell, or agree to sell, all or substantially all of the assets of the Company, unless, in connection with such sale, Liberty receives, or will receive after the distribution of the proceeds of such sale from the Company to Liberty, a pre-tax amount (plus any Premium Excess Amount) greater than or equal to the Liberty Minimum Return with respect to the Initial Liberty Securities Beneficially Owned by Liberty as of the consummation of such transaction; or (ii) sell, or agree to sell, all or substantially all of the assets or capital stock of any Material Subsidiary (a “Material Subsidiary Sale”) unless, in connection with such Material Subsidiary Sale, the Implied Valuation Amount is greater than or equal to the Valuation Threshold as of the consummation of such transaction;

(c) enter into any merger, consolidation or other business combination involving the Company or any Material Subsidiary, other than any such transaction (i) with a Public Company (or a Subsidiary of a Public Company, if in connection with such merger, consolidation or other combination, Liberty receives capital stock of such Public Company), (ii) (A) in which the Equity Securities of the Company are exchanged for cash pursuant to which Liberty will receive a pre-tax amount (plus any Premium Excess Amount) greater than or equal to the Liberty Minimum Return with respect to the Initial Liberty Securities Beneficially Owned by Liberty as of the consummation of such transaction, (B) involving the Equity Securities of a Material Subsidiary other than a transaction described in clause (i) above or clauses (iii) or (iv) below (a “Material Subsidiary Merger,” and, together with Material Subsidiary Sale, a “Material Subsidiary Transaction”) and, in connection with such transaction, the Implied Valuation Amount with respect to such Material Subsidiary Merger is greater than or equal to the Valuation Threshold as of the consummation of such transaction, (iii) (A) with a Person that is not an Affiliate of an Electrum Party prior to such merger, consolidation or other business combination and (B) in which, as a result of such merger, consolidation or other business combination, all of the Persons who were the respective beneficial owners of the voting securities of the Company immediately prior to such merger, consolidation or other business combination do, following such merger, consolidation or other business combination, beneficially own, directly or indirectly, more than 50 percent of the aggregate voting power of all classes of voting securities of the surviving entity resulting from such merger, consolidation or other business combination, or (iv) involving two wholly-owned Subsidiaries of the Company;

(d) engage in any material line of business other than the exploration, development, production and sale of minerals;

(e) issue any shares of Common Stock or securities exercisable or convertible into shares of Common Stock (except for grants of restricted stock or other equity compensation awards to employees, directors or consultants, provided, however, that the number of such shares or securities so issued (together with any shares or securities issued pursuant to Section 5.06(c) of the Purchase Agreement) shall not exceed ten percent of the Company’s outstanding Common Stock as of the date hereof (as adjusted for stock splits, dividends, recapitalizations and the like)) at a per share price less than the per share purchase price (as adjusted for stock splits, dividends, recapitalizations and the like) paid by Liberty to the Company under the Purchase Agreement for the Initial Liberty Securities, it being understood that any issuances of such shares or securities in connection with a joint venture, an acquisition (including by way of merger, consolidation or binding share exchange) or similar transaction by the Company of the capital stock, other equity interests or assets of another Person in a transaction pursuant to which all or part of the consideration payable in connection with such acquisition consists of securities of the Company, including Rights to acquire securities of the Company, the per share purchase price for purposes of this Section 2.03(e) will be determined in good faith by the Board of Directors;

(f) guarantee, directly or indirectly, or permit any Material Subsidiary to guarantee, directly or indirectly, any indebtedness of a Person, the aggregate principal amount of which at any time outstanding exceeds $95,000,000, except for trade accounts of the Company or a Subsidiary of the Company arising in the ordinary course of business;

(g) pledge or otherwise encumber shares of capital stock of the Company or any Material Subsidiary to secure indebtedness of the Company or any of its Material Subsidiaries the aggregate principal amount of which at any time outstanding exceeds $95,000,000;

(h) mortgage or pledge any material assets of the Company or any Subsidiary of the Company to secure indebtedness of the Company or any of its Material Subsidiaries the aggregate principal amount of which at any time outstanding exceeds $95,000,000, or create or suffer to exist a new Lien thereupon;

(i) make, or permit any Material Subsidiary to make, any loan or advance to any Person (including any officer or director of the Company and any Subsidiary), except (i) to the Company or any Subsidiary of the Company, (ii) for advances and similar expenditures made in the ordinary course of business or under Contracts in accordance with mining industry custom, and (iii) for advances and similar expenditures made under the terms of any incentive stock or other plan or Contract of the Company for the benefit of its employees, directors and consultants;

(j) amend, modify or repeal the Certificate of Incorporation, Bylaws or other similar governing instruments of the Company or any Material Subsidiary, unless such amendment, modification or repeal does not materially and adversely affect the rights of Liberty in a manner that materially and disproportionately discriminates against Liberty in relation to the other Stockholders; and

(k) engage in any willful action with the intent to directly avoid the limitations set forth in this Section 2.03.

ARTICLE III

TRANSFERS

Section 3.01. Restrictions on Transfer. Each Stockholder agrees that it will not Transfer any Equity Securities, except as otherwise specifically provided herein. Any purported Transfer of Equity Securities in violation of this Article III shall be void and ineffective against such Stockholder and the proposed transferee. The Company agrees not to record any Transfers of Equity Securities by a Stockholder in the stock transfer books of the Company unless such Transfer complies with all applicable provisions of this Agreement.

Section 3.02. Permitted Transfers.

(a) Any Stockholder may Transfer Equity Securities to a Permitted Transferee without being obligated to first deliver a Transfer Notice to any other party, provided that such Permitted Transferee, prior to the consummation of any such Transfer, undertakes in writing to be subject to each of the terms of this Agreement. Any purported Transfer to a Permitted Transferee shall be void and ineffective as against both the transferring Stockholder and the

Permitted Transferee, if such Permitted Transferee fails to become subject to this Agreement and subject to the rights and obligations of the transferring Stockholder.

(b) Any of the Equity Securities Beneficially Owned by Tigris as of the closing of the transactions contemplated by the Purchase Agreement may be Transferred without restriction.

(c) The Electrum Parties may Transfer Equity Securities to any 501(c)(3) charitable organization without restriction.

Section 3.03. Liberty Tag-Along Rights.

(a) If any one or more of the Electrum Parties propose to Transfer any Electrum Securities then Beneficially Owned by the Electrum Parties and the Electrum Permitted Transferees to a Person (other than an Electrum Permitted Transferee or in connection with a Transfer permitted by Section 3.02 or that constitutes a Qualifying Sale), such Electrum Party shall first deliver a notice (an “Electrum Transfer Notice”) to Liberty, setting forth (i) the number of Electrum Securities proposed to be Transferred, (ii) the price per share of Electrum Securities at which the Electrum Securities are proposed to be Transferred, (iii) all Liens and Restrictions to which the shares of Electrum Securities proposed to be Transferred will be subject, (iv) whether the shares of Electrum Securities proposed to be Transferred are to be Transferred for cash or other consideration and (v) the other terms of the proposed Transfer.

(b) Liberty shall have the right (the “Tag-Along Right”), exercisable by written notice delivered to the transferring Electrum Party not later than 10 Business Days following the date the Electrum Transfer Notice is given (the “Tag-Along Exercise Period”), to elect to Transfer up to an aggregate number of shares of Liberty Securities equal to the number determined by multiplying (i) the number of shares of Electrum Securities proposed to be Transferred by such Electrum Party by (ii) a fraction, (A) the numerator of which is the number of shares of Liberty Securities then Beneficially Owned by Liberty and (B) the denominator of which is the total number of shares of Electrum Securities then Beneficially Owned in the aggregate by all of the Electrum Parties and the total number of Liberty Securities then Beneficially Owned by Liberty. The number of Electrum Securities to be Transferred by such Electrum Party shall be reduced by the number of Liberty Securities to be Transferred by Liberty in connection with its exercise of its Tag-Along Right.

(c) The terms on which the Electrum Party required to deliver an Electrum Transfer Notice actually Transfers its shares of Electrum Securities shall not be more favorable, and shall include no more cash or other consideration, than the terms on which Liberty Transfers its shares of Liberty Securities. Liberty shall be required to make the same representations, warranties, covenants and agreements as are given by such Electrum Party in connection with any Transfer pursuant to this Section 3.03 (other than any such actions which can reasonably be taken only by such Electrum Party).

(d) If Liberty exercises its Tag-Along Right, the Electrum Party required to deliver an Electrum Transfer Notice shall cause the documents relating to the Transfer of its shares of Electrum Securities to the proposed transferee to be amended so that such documents include Liberty as a party, and so as to provide that the proposed transferee shall acquire from Liberty the number of shares of Liberty Securities Beneficially Owned by Liberty as to which the Tag-Along Right has been exercised. The closing of the sale of Liberty Securities by Liberty pursuant to this Section 3.03 shall, to the extent legally practicable, take place at the same time and place as the closing of the Transfer by such Electrum Party giving rise to the Tag-Along Right. At such closing, (i) Liberty shall deliver to the transferee certificates representing the Liberty Securities subject to the Transfer, free and clear of any Lien or Restriction other than those created by this Agreement or the transferee; (ii) the transferee shall deliver to Liberty the consideration to be paid for such Liberty Securities in accordance with the terms of the purchase and sale of such Liberty Securities and of the Electrum Securities of such Electrum Party; and (iii) Liberty shall execute such other documents and take such other actions as are reasonably necessary to consummate the sale of such Liberty Securities and are also being taken by such Electrum Party (other than any such actions as can reasonably be taken only by such Electrum Party).

(e) In the event Liberty fails to exercise its Tag-Along Rights within the Tag-Along Exercise Period or, if so exercised, Liberty is unable to consummate such transaction within 10 Business Days after the closing of the sale of the Electrum Securities because of its failure to obtain any required Governmental Approval or other consent or its failure to comply with its covenants and agreements as required by Section 3.03(c) (including its ability to deliver the applicable Liberty Securities free and clear of all Liens or Restrictions), such Electrum Party shall thereafter be entitled during the period of 60 Business Days following the conclusion of the applicable period to Transfer the Electrum Securities at a price and upon terms no more favorable to the purchasers of such Electrum Securities than were specified in the Electrum Transfer Notice. Notwithstanding the foregoing, if such Transfer is subject to the receipt of any Governmental Approval, the time period during which such Transfer may be consummated shall be extended until the expiration of five Business Days after all such Governmental Approvals or other consents have been obtained, but in no event shall such time period exceed 120 Business Days following the conclusion of the applicable period. In the event the Electrum Party has not Transferred the Electrum Securities within such 60 Business Day period or, if applicable, 120 Business Day period, such Electrum Party shall not thereafter Transfer such Electrum Securities unless such Electrum Party again complies in full with the provisions of this Section 3.03.

(f) Any purported Transfer of Electrum Securities in violation of this Section 3.03 shall be void and ineffective as against both the Electrum Party required to deliver an Electrum Transfer Notice and the proposed transferee.

Section 3.04. Electrum Group Holders Right of First Offer.

(a) For so long as Liberty continues to Beneficially Own at least five percent of the Company’s outstanding Common Stock (as adjusted for stock splits, dividends, recapitalizations and the like), neither Liberty nor any Liberty Permitted Transferee shall Transfer any Liberty Securities to a Person (other than to Liberty or a Liberty Permitted Transferee or pursuant to Section 3.03 or Section 3.05), unless prior to such Transfer, Liberty first delivers a notice (a “Liberty Transfer Notice”) to the Electrum Group Holders, setting forth (i) the number of shares of Liberty Securities that Liberty or any Liberty Permitted

Transferee wishes to Transfer, (ii) the minimum price per share of Liberty Securities at which such shares of Liberty Securities are proposed to be Transferred and (iii) any other terms of the proposed Transfer; provided, however, that neither Liberty nor any Liberty Permitted Transferee may Transfer any Liberty Securities to a Person (other than to Liberty or a Liberty Permitted Transferee or pursuant to Section 3.03 or Section 3.05) for a period of three months following the date of this Agreement.

(b) The Electrum Group Holders, as a group, or their designee(s) shall have the right (the “Right of First Offer”), exercisable by written notice delivered to Liberty not later than 10 Business Days following the date the Liberty Transfer Notice is given (the “Right of First Offer Exercise Period”), to elect to purchase all or any portion of the Liberty Securities being offered, on the terms set forth in the Liberty Transfer Notice, for cash consideration equal to the product of (i) the number of Liberty Securities sought to be Transferred by Liberty as set forth in the Liberty Transfer Notice and (ii) the minimum price per share of the Liberty Securities as set forth in the Liberty Transfer Notice (the “Minimum Price”).

(c) If any Electrum Group Holder or its designee exercises its Right of First Offer, the closing of the purchase of the Liberty Securities with respect to which such Right of First Offer has been exercised shall take place within 30 Business Days after the giving of notice of such exercise, which period of time shall be extended for a maximum of 60 Business Days in order to comply with applicable Laws. Each of the Company, any Electrum Group Holder which has agreed to purchase the Liberty Securities and/or any designee of an Electrum Group Holder agrees to use its commercially reasonable efforts to secure any Governmental Approvals or other consents, and to comply with any Law necessary, in connection with the Transfer of such Liberty Securities.

(d) In the event any Electrum Group Holder or its designee fails to exercise its Right of First Offer within the Right of First Offer Exercise Period or, if so exercised, such Electrum Group Holder is unable to consummate such purchase within the time period specified in Section 3.04(c) because of its failure to obtain any required Governmental Approval or other consents, Liberty shall thereafter be entitled, during the period of 30 Business Days following the conclusion of the applicable period, to Transfer all, but not less than all, of the Liberty Securities not purchased pursuant to this Section 3.04 or which such electing Electrum Group Holder or its designee is unable to purchase because of such failure to obtain any such Governmental Approval or other consents, to any Person (other than to a competitor of the Company, as determined by the Board of Directors in good faith), on terms no better than the terms set forth in the Liberty Transfer Notice and for cash not less than the Minimum Price. Notwithstanding the foregoing, if such Transfer is subject to the receipt of any Governmental Approval, the time period during which such Transfer may be consummated shall be extended until the expiration of five Business Days after all such Governmental Approvals have been obtained, but in no event shall such time period exceed 60 Business Days from following the conclusion of the applicable period. In the event Liberty has not Transferred the Liberty Securities within such 30 Business Day period or, if applicable, 60 Business Day period, Liberty shall not thereafter Transfer such Liberty Securities unless Liberty again complies in full with the provisions of this Section 3.04.

(e) Any purported Transfer of Liberty Securities in violation of this Section 3.04 shall be void and ineffective as against both Liberty and the proposed transferee.

Section 3.05. Drag-Along Rights.

(a) If the Electrum Parties approve a Qualifying Sale, then the Electrum Parties may deliver a notice (a “Drag-Along Notice”) to Liberty setting forth (i) the number of shares of Equity Securities proposed to be Transferred in such Qualifying Sale, (ii) the price per share at which the shares of Equity Securities are proposed to be Transferred in such Qualifying Sale, (iii) all Liens and Restrictions to which the shares of Equity Securities proposed to be Transferred in such Qualifying Sale will be subject, (iv) whether the Equity Securities proposed to be Transferred in such Qualifying Sale are to be Transferred for cash or other consideration and (v) the other material terms of the proposed Qualifying Sale.

(b) Upon receipt of a Drag-Along Notice, Liberty shall be required:

(i) if such Qualifying Sale requires Stockholder approval, to vote all Liberty Securities in favor of, and adopt, such Qualifying Sale and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company or the Electrum Parties to consummate such Qualifying Sale;

(ii) subject to Section 3.05(c), to execute and deliver all related documentation and to take such action in support of the Qualifying Sale as reasonably requested by the Company and the Electrum Parties in order to carry out the terms of this Section 3.05, including executing and delivering instruments of conveyance and Transfer, share certificates duly endorsed for Transfer (free and clear of any impermissible Liens or Restrictions), any purchase, merger or similar Contract, consent, waiver or documents necessary in connection with the receipt of a Governmental Approval, and any similar or related documents;

(iii) not to deposit, and to cause its Affiliates not to deposit, any Liberty Securities in a voting trust or subject any Liberty Securities to any arrangement with respect to the voting of such Liberty Securities, unless specifically requested to do so by the proposed acquirer in connection with such Qualifying Sale;

(iv) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable Law at any time with respect to such Qualifying Sale; and

(v) to Transfer to the proposed transferee, as applicable, (A) all shares of Liberty Securities then Beneficially Owned by Liberty or (B) in the event of a Stock Sale, the (1) number of shares of Liberty Securities then Beneficially Owned by Liberty multiplied by (2) a fraction, (I) the numerator of which is the number of shares of Electrum Securities proposed to be Transferred by the Electrum Parties as set forth in the Drag-Along Notice and (II) the denominator of which is the number of shares of Electrum Securities then Beneficially Owned in the aggregate by the Electrum Parties.

(c) Upon exercise by the Electrum Parties of Drag-Along Rights, the terms on which Liberty actually Transfers Liberty Securities in connection with such Qualifying Sale shall not be less favorable, and shall not include less cash, than the terms on which the Electrum Parties Transfer their Electrum Securities. Liberty shall be required to make the same representations, warranties, covenants and agreements as are given by the Electrum Parties in connection with such Qualifying Sale pursuant to this Section 3.05 (other than any such action which can reasonably be taken only by the Electrum Parties).

(d) If the Electrum Parties exercise their Drag-Along Right, the Electrum Parties shall cause the documents relating to the Qualifying Sale to include Liberty as a Transferring party. The closing of the Transfer of any Liberty Securities by Liberty in connection with a Qualifying Sale shall, to the extent legally practicable, take place at the same time and place as the closing of the Transfer of Electrum Securities by the Electrum Parties in connection with such Qualifying Sale. At such closing, (i) Liberty shall deliver to the transferee certificates representing the Liberty Securities subject to the Transfer, free and clear of any Lien or Restriction other than those created by this Agreement or the transferee; (ii) the transferee shall deliver to Liberty the consideration to be paid for the applicable Liberty Securities in accordance with the terms of the purchase and sale of such Liberty Securities and of the Electrum Securities; and (iii) Liberty shall execute such other documents and take such other actions as are reasonably necessary to consummate the sale of such Liberty Securities and are also being taken by the Electrum Parties (other than any such actions as can reasonably be taken only by the Electrum Parties) in connection with such Qualifying Sale.

Section 3.06. Lock-Up.

(a) Liberty and each Electrum Group Holder hereby agrees that, if required by the managing underwriter, it will not, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering (the “IPO”) and ending on the date specified by the Company and the managing underwriter (such period not to exceed l80 days, which period may be extended upon the request of the managing underwriter for an additional period of up to 15 days if the Company issues or proposes to issue an earnings or other public release within 15 days of the expiration of the 180 day lock-up period), lend, offer, pledge, Contract to sell, sell any option or Contract to Transfer, purchase any option or Contract to sell, grant any option, right or warrant to purchase, or otherwise Transfer, directly or indirectly, any shares of Equity Securities Beneficially Owned immediately before the effective date of the registration statement for such offering. The foregoing provisions of this Section 3.06 shall not apply to the sale of any Equity Securities to an underwriter pursuant to an underwriting agreement and shall only be applicable to Liberty and the Electrum Group Holders if all officers, directors and stockholders of more than five percent of the Company’s outstanding Equity Securities are subject to the same restrictions. The underwriters in connection with such registration are intended third party beneficiaries of this Section 3.06 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

(b) Liberty further agrees (i) to execute such agreements as may be reasonably requested by the Company or the underwriters in connection with such registration that are consistent with this Section 3.06 or that are necessary to give further effect thereto; and (ii) if requested by the Company or the underwriters to use its commercially reasonable efforts to provide, within five Business Days of such request, such information as may be required by the Company or the underwriters in connection with the completion of the IPO.

(c) In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the shares of Equity Securities Beneficially Owned by

Liberty and the Electrum Group Holders (and transferees and assignees thereof) until the end of such restricted period.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.01. Preemptive Rights.

(a) If the Company proposes to offer New Securities, the Company shall first deliver a notice (the “New Securities Notice”) to Liberty, setting forth (i) the New Securities to be offered, (ii) the price per share of the New Securities proposed to be offered, (iii) all Liens and Restrictions to which the shares of New Securities proposed to be offered will be subject, (iv) whether the shares of New Securities proposed to be offered are to be offered for cash or other consideration and (v) the other terms of the proposed offer.

(b) For so long as Liberty continues to Beneficially Own at least 10 percent of the Company’s outstanding Common Stock (as adjusted for stock splits, dividends, recapitalizations and the like), Liberty shall have the right (“Preemptive Right”), exercisable by written notice delivered to the Company not later than 10 Business Days following the date the New Securities Notice is given (the “Preemptive Right Exercise Period”), to elect to purchase up to an aggregate number of shares of New Securities (or in the case of Rights, the total number or such shares covered by Rights) equal to the number determined by multiplying (i) the number of New Securities proposed to be offered by (ii) a fraction, (A) the numerator of which is the number of shares of Equity Securities then Beneficially Owned by Liberty and (B) the denominator of which is the number of Equity Securities then outstanding; provided, however, that for purposes of determining the number of shares of Equity Securities outstanding, such amount shall include, without duplication, shares of Equity Securities issuable upon the conversion of outstanding convertible equity securities of the Company and shares of Equity Securities issuable upon the exercise of outstanding options or warrants to purchase Equity Securities. Such notice shall constitute an agreement of Liberty to purchase the amount of New Securities so specified upon the price and other terms set forth in the New Securities Notice. The number of New Securities to be offered by the Company shall be reduced by the number of New Securities to be purchased by Liberty in connection with its exercise of Preemptive Rights.

(c) If Liberty exercises its Preemptive Right, the closing of the purchase of the New Securities with respect to which such Preemptive Right has been exercised shall take place within 30 Business Days after the giving of notice of such exercise, which period of time shall be extended for a maximum of 120 Business Days in order to comply with applicable Laws. Each of the Company and Liberty agrees to use its commercially reasonable efforts to secure any Governmental Approvals or other consents, and to comply with any Law necessary in connection with the offer, sale and purchase of, such New Securities.

(d) In the event Liberty fails to exercise its Preemptive Right within the Preemptive Right Exercise Period or, if so exercised, Liberty is unable to consummate such purchase within the time period specified in Section 4.01(c) because of its failure to obtain any required Governmental Approval or other consent, the Company shall thereafter be entitled during the period of 60 Business Days following the conclusion of the applicable period to offer the New Securities or Rights not elected to be purchased pursuant to this Section 4.01 or which Liberty is unable to purchase because of such failure to obtain any such Governmental Approval or other consent, at a price and upon terms no more favorable to the purchasers of such New Securities than were specified in the New Securities Notice. Notwithstanding the foregoing, if such sale is subject to the receipt of any Governmental Approval, the time period during which such sale may be consummated shall be extended until the expiration of five Business Days after all such Governmental Approvals have been obtained, but in no event shall such time period exceed 120 Business Days following the conclusion of the applicable period. In the event the Company has not sold the New Securities within such 60 Business Day period or, if applicable, 120 Business Day period, the Company shall not thereafter offer, issue or sell such New Securities unless the Company again complies in full with the provisions of this Section 4.01.

(e) Any purported offer of New Securities in violation of this Section 4.01 shall be void and ineffective against both the Company and the proposed transferee. Notwithstanding the foregoing, Liberty shall not be entitled to any Preemptive Rights in respect of the issuance of shares of New Securities issued to satisfy Rights theretofore issued and as to which Liberty theretofore had the opportunity to exercise Preemptive Rights pursuant to this Section 4.01.

Section 4.02. Financial Statements. For so long as Liberty continues to Beneficially Own shares of the Company’s Common Stock, the Company shall deliver to Liberty:

(a) as soon as practicable, an audited balance sheet of the Company as of the end of such fiscal year and audited statements of income and of cash flows of the Company for such fiscal year, in each case, certified by certified public accountants selected by the Company and approved by the Board of Directors and prepared in accordance with GAAP or IFRS; and

(b) as soon as practicable, an unaudited balance sheet of the Company as of the end of the first three fiscal quarters and unaudited statements of income and of cash flows of the Company for such fiscal quarters and for the current fiscal year to the end of such fiscal quarter, in each case, prepared in accordance with GAAP or IFRS.

The foregoing financial statements shall be prepared on a consolidated basis of the Company and each Subsidiary of the Company.

Section 4.03. Confidentiality.

(a) Each Stockholder agrees that such Stockholder shall keep confidential and shall not disclose, divulge or use, and shall cause its Affiliates, trustees, directors, employees, accountants, attorneys, agents, representatives and advisors (collectively, “Representatives”) to keep confidential and not disclose, divulge or use, for any purpose, other than to monitor its investment in the Company, any Confidential Information, unless such Confidential Information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 4.03 by such Stockholder or its Representatives), (b) is or has been independently developed or conceived by such Stockholder without use of the Company’s Confidential Information or (c) is or has been made known or disclosed to such Stockholder by a third Person without a breach of any obligation of confidentiality such third Person may have to the Company or any other Person; provided, however, that a Stockholder may disclose Confidential Information (i) to such Stockholder’s Representatives to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (ii) to any prospective purchaser of any Equity Securities from such Stockholder, provided that such prospective purchaser agrees to be bound in writing by the provisions of this Section 4.03, (iii) to any Affiliate or Permitted Transferee of such Stockholder, provided that such Stockholder informs such Affiliate or Permitted Transferee that such information is confidential and directs such Affiliate to maintain the confidentiality of such information or (iv) as may otherwise be required by Law, provided that such Stockholder shall promptly notify the Company in writing of such requirement and cooperate with the Company to preserve the confidentiality of such information consistent with applicable Law. Each Stockholder shall be responsible for any disclosure or use of the Confidential Information by it or its Representatives in a manner inconsistent with this Agreement.

(b) For so long as Liberty or its Affiliates hold Equity Securities of the Company, neither Liberty nor its Affiliates shall acquire, directly or indirectly, any present or future right, title or interest in any real property interest or mining rights within two kilometers of the current external boundaries of the properties of the Company. If Liberty or its Affiliates acquire any such right or interest in violation of the foregoing, Liberty or its applicable Affiliate shall immediately notify the Company and shall offer to transfer all of its right, title and interest therein to the Company without any payment or reimbursement by the Company other than Liberty’s or its Affiliate’s costs and expenses related to such purchase. Notwithstanding the above, the foregoing prohibition shall not apply to (i) any entity in which Liberty or its Affiliates invest, provided that (A) Liberty or its Affiliates do not actively manage or maintain a Controlling interest, and (B) such entity does not receive any information from Liberty or its Affiliates in violation of this Agreement, and (ii) unsolicited offers to Liberty or its Affiliates by a third party without any violation of the provisions of this Agreement and in the normal course of Liberty or its Affiliates reviewing prospect proposals.

ARTICLE V

CERTIFICATES

The Company shall endorse upon the certificate for each of the Equity Securities Beneficially Owned by a Stockholder a legend substantially the same as the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT, DATED AS OF [—], 2011, AS MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS AVAILABLE FROM THE COMPANY UPON REQUEST. ANY VOTING AND SALE, PLEDGE, HYPOTHECATION, TRANSFER, ASSIGNMENT OR OTHER DISPOSITION OF SUCH SECURITIES IS SUBJECT TO SUCH STOCKHOLDERS AGREEMENT. BY ACCEPTING ANY INTEREST IN SUCH SECURITIES, THE PERSON ACCEPTING SUCH INTERESTS SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.

The Company, by its execution of this Agreement, agrees that it will cause the certificates evidencing such Equity Securities issued after the date hereof to bear the legend required by this Article V; provided, however, that the parties agree that the failure of the Company to cause the certificates evidencing such Equity Securities to bear the legend required by this Article V shall not affect the validity or enforcement of this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Each of the Stockholders, severally and not jointly, represents and warrants to the Company and each other Stockholder as of the date of this Agreement as follows:

(a) Such Stockholder has the right, power, legal capacity and authority to enter into and perform such Stockholder’s obligations under this Agreement, and this Agreement constitutes such Stockholder’s valid and binding obligation, enforceable against such Stockholder in accordance with its terms, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).

(b) Such Stockholder has obtained all authorizations, permits, approvals or consents of any Persons, as well as all authorizations, permits, approvals or consents of any Governmental Authorities, necessary to enter into and perform such Stockholder’s obligations under this Agreement, except as would not, individually or in the aggregate, materially adversely affect such Stockholder’s ability to perform its obligations under this Agreement.

(c) Such Stockholder is the lawful and Beneficial Owner of record of the Equity Securities set forth opposite such Stockholder’s name in Schedule A hereto, free and clear of any Lien or Restriction, except for those created by this Agreement or as otherwise set forth in Schedule A hereto.

(d) This Agreement and the transactions it contemplates do not conflict with any applicable Law or any agreement to which such party is a party or constitute a default under any such agreement, except as would not, individually or in the aggregate, materially adversely affect such party’s ability to perform its obligations under this Agreement.

ARTICLE VII

TERM AND TERMINATION

This Agreement shall terminate in its entirety on the first to occur of: (A) such time as all of the Electrum Parties that are parties to this Agreement as a group no longer Beneficially Own Equity Securities constituting more than 50 percent of the Equity Securities then outstanding; (B) immediately prior to the consummation of the IPO; or (C) immediately prior to the consummation of a Qualifying Sale; provided, however, that (i) with respect to clause (A) above, for purposes of determining the number of shares of Equity Securities outstanding, such amount shall include, without duplication, shares of Equity Securities issuable upon the conversion of outstanding convertible equity securities of the Company and shares of Equity Securities issuable upon the exercise of outstanding options or warrants to purchase Equity Securities; and (ii) the provisions of Section 3.06, Section 4.03, this Article VII and Article VIII shall survive the termination of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:

if to the Company, to:	Sunshine Silver Mines Corporation
c/o Tigris Financial Group Ltd.
535 Madison Avenue, 11th Floor
New York, NY 10022
Attention: Andrew Shapiro, Esq.
Fax: (646) 365-1600

with a copy to:	Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112-4498
Attention: Jonathan Gordon, Esq.
Fax: 212.259.2508

if to any of the Electrum Parties, to:	The Electrum Group of Companies
c/o Tigris Financial Group Ltd.
535 Madison Avenue, 11th Floor
New York, NY 10022
Attention: Andrew Shapiro, Esq.
Fax: (646) 365-1600

with a copy to:	Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112-4498
Attention: Jonathan Gordon, Esq.
Fax: 212.259.2508

if to Liberty, to:	Liberty Metals & Mining Holdings, LLC
175 Berkeley Street, 18th Floor
Boston, MA 02116
Attention: Diana Walters, President
Fax: (617) 482-3504

with a copy to:	Thompson & Knight LLP
900 Third Avenue, 20th Floor
New York, New York 10022-4728
Attention: Matthew Cohen, Esq.
Fax: 212.999.1613

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All notices and other communications given to a party in accordance with the provisions of this Agreement shall be deemed to have been given (a) when delivered by hand or transmitted by telecopy (answer back received), if received prior to 5:00 p.m. on a Business Day, otherwise on the next Business Day; (b) one Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt requested and received; or (c) if earlier, upon actual receipt by the party.

Section 8.02. No Third-Party Beneficiaries. Other than as provided in Section 3.06, this Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the parties hereto and their permitted successors and assigns.

Section 8.03. Amendments; Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that Schedule A hereto may be amended by the Company without the consent of the other parties as necessary to reflect any Transfers permitted under this Agreement.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

(c) Any consent provided under this Agreement must be in writing, signed by the party against whom enforcement of such consent is sought.

Section 8.04. Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as specifically set forth in this Agreement, none of the parties hereto shall be permitted to assign its rights under this Agreement to any Person without the prior written consent of the other parties hereto; provided, however, that any Electrum Party may, upon prior written notice to the Company, assign its rights and obligations hereunder to an Affiliate of such Electrum Party but no such assignment shall release such Electrum Party from any obligations hereunder.

Section 8.05. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York (including Section 5-1401 of the General Obligations Law of the State of New York but otherwise without regard to conflicts of Laws principles).

Section 8.06. Arbitration. To the extent permitted by Law, the parties to waive any right such party may have to seek remedies in court, including a jury trial in any action, proceeding or counterclaim brought by any party hereto against another party on any matters whatsoever arising out of or related to this Agreement. The parties agree that in the event of any dispute arising out of, relating to or in connection with this Agreement, such dispute shall be resolved exclusively by arbitration to be conducted only in the county and State of New York, New York in accordance with the rules of JAMS (“JAMS”) applying the laws of the State of New York. Disputes shall not be resolved in any other forum or venue. The arbitration shall be conducted by a retired judge who is experienced in resolving similar disputes. Discovery shall not be permitted, except as required by the rules of JAMS. The arbitration award shall not include factual findings or conclusions of law, and no punitive damages shall be awarded. The parties understand that their right to appeal or to seek modification of any ruling or award of the arbitrator is severely limited. Any award rendered by the arbitrator shall be final and binding, and judgment may be entered on it in any court of competent jurisdiction. Notwithstanding the foregoing, any party may seek an injunction in any court of competent jurisdiction (a) pursuant to Section 8.07 or (b) to the limited extent necessary to preserve the status quo during the pendency of the final resolution of any dispute arising out of or related to this Agreement in accordance with this Section 8.06; provided, however, that, with respect to the foregoing, (i) any such proceeding shall be brought exclusively in the state courts in the State of New York located in New York, New York or in the federal courts located in the State of New York; and (ii) each party consents to personal jurisdiction in such proceeding in any such court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now have to the laying of the venue of any such proceeding in any such court or that any such proceeding brought in any such court has been brought in an inconvenient forum.

Section 8.07. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that Company or any Stockholder will be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which it may be entitled at Law or in equity, without the necessity of posting or securing any bond with respect thereto.

Section 8.08. Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, all of which shall be considered the same agreement. Signature pages from separate identical counterparts may be combined with the same effect as if the parties signing such signature page had signed the same counterpart. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 8.09. Captions. The table of contents and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 8.10. Entire Agreement. This Agreement (including the Schedules attached hereto or delivered in connection herewith) and the Purchase Agreement constitute the entire agreement among the parties hereto with respect to the matters covered hereby and thereby, and all written or oral agreements, representations, warranties or covenants previously existing between the parties with respect to such subject matter are cancelled and are not part of this Agreement or the Purchase Agreement.

Section 8.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner; provided, however, that in the absence of an agreement as to how to modify this Agreement, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto, and such invalid, void or unenforceable provision of this Agreement shall be replaced with a valid and enforceable provision that will achieve, to the fullest extent possible, the economic, business and other purposes of such severed provision.

Section 8.12. No Strict Construction. Each party acknowledges that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.

Section 8.13. Foreign Currencies. Unless otherwise stated, all currency specified shall be in U.S. dollars. Except as otherwise provided herein, all foreign currency shall be converted to U.S. dollar equivalents determined on the basis of the spot rate of exchange (closing mid-point) published in the United States edition of the Financial Times on the Business Day immediately prior to the applicable date of determination (or, if the Financial Times is not published on such date, the next preceding date on which it is published).

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written forth above.

COMPANY:

SUNSHINE SILVER MINES CORPORATION

BY:
NAME:
TITLE:

STOCKHOLDER:

LIBERTY METALS & MINING HOLDINGS, LLC

BY:
NAME:
TITLE:

STOCKHOLDERS:

CGT MANAGEMENT LTD.

BY:
NAME:
TITLE:

ELECTRUM SILVER HOLDINGS LLC

BY:
NAME:
TITLE:

TIGRIS FINANCIAL (INTERNATIONAL) L.P.

BY:
NAME:
TITLE:

TIGRIS FINANCIAL GROUP LTD.

BY:
NAME:
TITLE:

SCHEDULE A

STOCKHOLDERS

Stockholder	No. of Shares of Common Stock
Liberty Metals & Mining Holdings, LLC	8,318,264
CGT Management Ltd.	21,118,004
Electrum Silver Holdings LLC	19,200,000
Tigris Financial (International) L.P.	740,381
Tigris Financial Group Ltd.	800,000

SCHEDULE B

LIBERTY MINIMUM RETURN

Period Following Closing	Applicable Percentage
0 months < 3 months	150%
3 months < 6 months	150%
6 months < 9 months	160%
9 months < 12 months	175%
12 months < 15 months	181%
15 months < 18 months	188%
18 months < 21 months	194%
21 months < 24 months	200%
24 months < 27 months	225%
27 months < 30 months	250%
30 months < 33 months	275%
33 months < 36 months	300%
3 years < 4 years	325%
4 years < 5 years	350%
5 years < 6 years	375%
6 years < 7 years	425%
7 years or after	450%